Exhibit 10.50

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

LARS-ERIC LUNDGREN

BO NILSSON

JONAS NILSSON

MALMOHUS INVEST AB

AND

SYNPLICITY, INC.

Dated as of June 1, 2007

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Shareholders of the Company and Aggregate Purchase Price Allocation

Exhibit B	Form of Employment Agreement

Exhibit C	Form of Legal Opinion of Counsel to the Company delivered to Buyer

Schedules
Schedule 1.1(a)	Company Employees and Bonus Pool Amounts

Schedule 4.15(p)(i)	Form of Employee Proprietary Information Agreement

Schedule 4.15(p)(ii)	Form of Consultant Proprietary Information Agreement

Schedule 5.6	Buyer Consents

Schedule 8.2(e)	Governmental Approvals

Schedule 8.2(f)	Third Party Consents

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THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of June 1, 2007 by and among Synplicity, Inc., a California corporation (“Buyer”), on the one hand, and Lars-Eric Lundgren, Bo Nilsson, Jonas Nilsson, and Malmohus Invest AB (each, a “Shareholder” and collectively, the “Shareholders”), on the other hand.

RECITALS

A. Each Shareholder is the record and beneficial owner of the number of ordinary shares, par value 100 SEK per share (the “Company Ordinary Shares”), of Hardi Electronics AB, a company organized under the laws of the Sweden (the “Company”) as set forth opposite such Shareholder’s name on Exhibit A.

B. The Shareholders are the record and beneficial owners of, in the aggregate, 100% of the issued and outstanding shares of Company Ordinary Shares and there are no other rights to any equity securities of the Company.

C. Buyer desires to purchase from the Shareholders, and the Shareholders desire to sell to Buyer, all of the Company Ordinary Shares owned by each of the Shareholders, representing all of the equity securities of the Company (the “Stock Purchase”).

D. A portion of the consideration otherwise payable by Buyer to the Shareholders in connection with the Stock Purchase shall be placed in escrow by Buyer as partial security for the indemnification obligations set forth in this Agreement.

E. A portion of the consideration otherwise payable by Buyer to certain of the Shareholders defined as Founders below in connection with the Stock Purchase shall be placed in escrow by Buyer and released upon achievement of certain milestones as set forth in this Agreement.

F. The Shareholders, on the one hand, and Buyer, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Stock Purchase.

G. As a condition to the closing of the Stock Purchase, (i) each of Messrs. Lars-Eric Lundgren, Bo Nilsson and Jonas Nilsson (each, a “Founder” and collectively, the “Founders”) shall have entered into an employment agreement, each in substantially the form attached hereto as Exhibit B (an “Employment Agreement”), with Buyer to be effective as of the Closing Date.

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Defined Terms.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Actual Third Party Expenses” shall mean the amount of Third Party Expenses actually incurred by the Company and Shareholders as of the Closing Date; provided, however, that the Audit Expenses shall not be deemed to be Actual Third Party Expenses.

“Advisor” shall mean Doug Lyons.

“Advisor Payment” shall mean the amount equal to one and one half percent (1.5%) of the Aggregate Purchase Price payable to Advisor as set forth on Exhibit A in connection with the Stock Purchase.

“Aggregate Purchase Price” shall mean U.S. $24,000,000.00.

“Audit Expenses” shall mean the third party costs and expenses incurred by the Company for the audit of its financial statements in accordance with U.S. generally accepted accounting principles.

“Business Day” shall mean each day that is not a Saturday, Sunday or other day on which Buyer is closed for business or banking institutions located in San Francisco, California or Stockholm, Sweden are authorized or obligated by law or executive order to close.

“Buyer” shall mean for purposes of this Agreement, Synplicity, Inc. and its wholly owned subsidiaries, regardless of whether Synplicity, Inc. assigns its rights under this agreement to any such wholly owned subsidiary.

“Buyer Common Stock” shall mean shares of the common stock, no par value per share, of Buyer.

“Buyer Material Adverse Effect” shall mean any change, event, violation, inaccuracy, circumstance or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, operations or capitalization of the Buyer taken as a whole; provided, however, that none of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Buyer Material Adverse Effect: (i) any change, event, violation, inaccuracy, circumstance or effect that results from changes or conditions affecting any of the industries in which the Buyer operates generally or the economy in the United States or any foreign markets where the Buyer has material operations or sales generally; provided such changes or conditions do not have a materially disproportionate or unique effect on Buyer, (ii) Buyer’s failure to meet published industry analyst forecasts or expectations by itself, or (iii) any change in the trading price or volume of Buyer Common Stock by itself.

“Change of Control” shall mean (i) the approval by the shareholders of Buyer of a plan of liquidation of Buyer or an agreement for the sale or disposition by Buyer of all or substantially all of its assets, or (ii) the consummation of a merger or consolidation or tender offer of Buyer as a result of which its shareholders immediately prior to such event own less than 50% of the voting power of the surviving entity.

“Company Capital Stock” shall mean the Company Ordinary Shares, Company Series A Shares and all other shares of capital stock, if any, of the Company, taken together.

“Company Employees” shall mean the employees of Company identified on Schedule 1.1(a) hereto.

“Company Material Adverse Effect” shall mean any change, event or effect that is, or is reasonably likely to be, materially adverse to the business, assets (whether tangible or intangible), financial condition, Prospects, operations or capitalization of the Company taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include the impact of (i) changes in laws, regulations, accounting rules or interpretations thereof after the date of this Agreement, (ii) any change, event, violation, inaccuracy, circumstance or effect that results from changes or conditions affecting any of the industries in which the Company operates generally or the economy in Sweden or any foreign markets where the Company has material operations or sales generally; provided such changes or conditions do not have a materially disproportionate or unique effect on the Company, (iii) changes in the Company’s industry that do not disproportionately affect the Company, and (iv) changes resulting from the announcement and performance of the transactions contemplated by this Agreement.

“Contract” shall mean any note, bond, mortgage, deed of trust, indenture, lease, sublease, contract, covenant, plan, insurance policy or other agreement, instrument or commitment, permit, concession, franchise or license.

“Discontinued Business” shall mean the Company’s discontinued business of selling electronic design training courses and electronic design automation software tools.

“Earn-Out Amount” shall mean an amount of cash up to U.S. $5,400,000.

“Escrow Amount” shall mean an amount of cash equal to U.S. $3,600,000.

“Estimated Third Party Expenses” shall mean the amount of Third Party Expenses (both paid and unpaid) incurred or expected to be incurred by the Company or Shareholders as of the Closing Date as estimated by the Shareholders in good faith and based on reasonable assumptions, as set forth on the Statement of Expenses; provided, however, that if the Closing Date occurs, the Audit Expenses shall not be deemed to be Estimated Third Party Expenses.

“Excess Bonus Pool Amount” shall have the meaning set forth in Section 2.4 of this Agreement.

“Excess Third Party Expenses Adjustment Amount” shall mean the amount by which Estimated Third Party Expenses of the Company exceed $150,000.

“Excess Third Party Expenses Indemnification Amount” shall mean the amount, if any, by which the difference between Actual Third Party Expenses and Estimated Third Party Expenses exceeds the Excess Third Party Expenses Adjustment Amount.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Knowledge” or “Known” shall mean the actual knowledge of the Shareholders.

“Lien” shall mean any mortgage, lien, pledge, charge, claim, security interest, equity, restriction, obligation to other person of every nature, kind and character or other encumbrance of any sort.

“Permitted Liens” shall mean (i) Liens as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) any restrictions on transfer generally arising under any applicable federal or state securities law, and (iv) such imperfections of title and encumbrances, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby.

“Person” shall mean an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Pro Rata Portion” shall mean, with respect to each Shareholder and Advisor, the percentage set forth on Exhibit A under “Pro Rata Portion”.

“Prospects” and “Proposed to be Conducted” means the Company’s Business with respect to the HAPS-511331 and HAPS-541331 products currently in development and any minor changes to such products.

“Related Agreements” shall mean the new Employment Agreements (the “Founder Employment Agreements”) and the Escrow Agreement entered into by the Founders, Company and Buyer.

“SEC” shall mean the United States Securities and Exchange Commission.

“Securities Act” shall mean the United States Securities Act of 1933, as amended.

“Shareholders” shall mean the holders of Company Capital Stock listed on Exhibit A.

“Swedish GAAP” shall mean those accounting principles and practices (including procedures, basis, methods, classifications, judgments, assessments and valuations, and measurement and evaluation rules) and any application of such accounting principles and practices, generally accepted in Sweden.

ARTICLE II

PURCHASE AND SALE; EARN-OUT

2.1 Purchase of Stock. Subject to the terms and conditions of this Agreement and on the basis of the representations and warranties hereinafter set forth, at the Closing, each Shareholder shall sell, transfer, assign, convey and deliver to Buyer free and clear of all Liens (other than restrictions on transfer under applicable state, federal and foreign securities laws), and Buyer shall purchase from such Shareholder the Company Capital Stock owned by such Shareholder set forth on Exhibit A for the purchase price set forth therein. At the Closing, upon the terms and conditions set forth in this Agreement, each Shareholder shall deliver to Buyer the certificate(s) (if any) representing the shares of Company Capital Stock held by such Shareholder duly endorsed to the Buyer against payment of the purchase price. Each Shareholder agrees to cure at any time after the Closing, without further compensation, any deficiencies with respect to the endorsement to Buyer of the certificate(s) representing the Company Capital Stock owned by such Shareholder.

2.2 Payment of the Purchase Price. Upon the terms and conditions set forth in this Agreement, Buyer shall pay the Aggregate Purchase Price to the Shareholders as follows:

(a) At the Closing, Buyer shall pay to each Shareholder and the Advisor the amount set forth on Exhibit A under “Closing Payment”. Exhibit A shall also set forth the Pro Rata Portion to be received by each Shareholder and the Advisor and the Pro Rata Earn-Out Portion to be received by each Founder and the Advisor.

(b) At the Closing, Buyer will deposit in a third party bank (the “Escrow Agent”) in a separate interest bearing account the Escrow Amount in immediately available EUR funds by wire transfer (the “Escrow”). The Escrow Amount shall be held and distributed by the Escrow Agent in accordance with Article IX of this Agreement and the escrow agreement entered into between Buyer, the Escrow Agent and the Shareholders (the “Escrow Agreement”). Any interest earned on the Escrow Amount shall be owned pro rata by the Shareholders and the Advisor. Distributions of any of the Escrow Amount from the Escrow Fund shall be governed by the terms and conditions of the Escrow Agreement.

(c) At the Closing, Buyer will deposit with the Escrow Agent in a separate interest bearing account the Earn-Out Amount in immediately available U.S. funds by wire transfer; provided, however, that any interest accrued on the Earn-Out Amount shall be owned by Buyer. The Earn-Out Amount shall be distributed by the Escrow Agent by wire transfer in accordance with Section 2.5 below.

(d) The Closing Payments to be made by Buyer to a Shareholder and to the Advisor pursuant to this Section 2.2 shall be paid by Buyer to such Shareholder and to the Advisor in immediately available U.S. funds by wire transfer on the Closing Date to an account designated by such Shareholder, or in the case of the Advisor, designated by the Advisor, in a written notice delivered to Buyer within three (3) Business Days prior to the Closing Date.

2.3 Closing Date of Purchase and Sale. Unless this Agreement is earlier terminated pursuant to Section 10.1 hereof, the closing of the Stock Purchase (the “Closing”) will take place within five (5) Business Days following the date upon which all of the conditions set forth in Article VIII hereof have been satisfied or waived, at the offices of Wilson Sonsini Goodrich & Rosati, P.C., 650 Page Mill Road, Palo Alto, California, unless another time or place is mutually agreed upon in writing by Buyer and the Shareholders. The date upon which the Closing actually occurs at the location of the Closing shall be referred to herein as the “Closing Date.”

2.4 Additional Purchase Price Payments; Employee Bonus Pool. On the Closing Date, Buyer will distribute to the Company Employees set forth on Schedule 1.1(a), who remain Company Employees on the Closing Date (unless they have died or become disabled, in which case payments shall be made to their designees), the amounts set forth opposite their names on Schedule 1.1(a), less applicable social security fees or other withholding Taxes (as defined below)(the “Employee Bonus Pool”). The Shareholders shall cause the Company to determine the identity of the Company Employees and the amounts set forth on Schedule 1.1(a), which shall be subject to approval of Buyer (which shall not be unreasonably withheld, delayed or conditioned) and if the aggregate amount of the Employee Bonus Pool is in excess of $200,000, such excess (the “Excess Bonus Pool Amount”), shall be deducted from the Aggregate Purchase Price.

2.5 Additional Purchase Price Payments; Earn-Out Amount. The Buyer shall instruct the Escrow Agent to pay such portion of the Earn-Out Revenue Payment to the Founders and the Advisor (or their assignees or legatees) based on their respective Pro Rata Earn-Out Portion at the time, in the amounts and in the manner determined in accordance with this Section 2.5.

(a) As used in this Agreement, the following terms have the following meanings:

(i) “Earn-Out Measurement Period” means each of the following periods:

(1) If the Closing Date occurs:

a) after June 1, 2007 but before June 15, 2007, the first Earn-Out Measurement Period shall be from the Closing Date through June 30, 2008;

b) after June 15, 2007 but before July 1, 2007, the Buyer and the Founders’ Representative shall agree in writing upon the date on which the first Earn-Out Measurement Period begins and it shall terminate on June 30, 2008;

c) on or after July 1, 2007, from July 1, 2007 to June 30, 2008; and

(2) July 1, 2008 through June 30, 2009, which shall be referred to as the second Earn-Out Measurement Period.

(ii) “Earn-Out Targets” shall mean:

(1) For the first Earn-Out Measurement Period:

a) if the Closing Date occurs on or before June 11, 2007, then U.S. $15,000,000;

b) if the Closing Date occurs after June 11, 2007 and before July 1, 2007, then such amount as shall equal the difference obtained by subtracting the product of U.S. $40,000 multiplied by the number of calendar days after June 11, 2007 that the Closing Date occurs from U.S. $15,000,000;

c) if the Closing Date occurs on or after July 1, 2007, then U.S. $14,200,000; and

(2) For the second Earn-Out Measurement Period, U.S. $17,500,000.

(iii) “Earn-Out Period” means the period commencing upon June 1, 2007 (unless otherwise determined in accordance with this Section 2.5) and ending on June 30, 2009.

(iv) “Earn-Out Revenue Payment” means with respect to each Earn-Out Measurement Period:

(1) If the Eligible Revenue in an Earn-Out Measurement Period equals or exceeds 100% of the applicable Earn-Out Target, then U.S. $2,700,000;

(2) If the Eligible Revenue in an Earn-Out Measurement Period is less than 50% of the applicable Earn-Out Target, then $0.00; and

(3) If the Eligible Revenue in an Earn-Out Measurement Period is equal to or greater than 50% but less than 100% of the applicable Earn-Out Target, the Earn-Out Revenue Payment shall equal U.S. $2,700,000 multiplied by ((two multiplied by (the quotient of Eligible Revenue divided by the applicable Earn-Out Target)) minus one). For illustrative purposes, if the Eligible Revenue/Earn-Out Target is 80% for the first Earn-Out Measurement Period, then the Earn-Out Revenue Payment would be U.S. $2,700,000*((2*0.8)-1), or U.S. $1,620,000.

(v) “Eligible Revenue” means revenue of Buyer and its affiliates (including the Company) from the sale, transfer or other disposition of hardware for ASIC verification and related components and other products and components that could provide the capabilities that a reasonable customer would view as substitutes for the such products (“Earn-Out Products”) before and during the applicable Earn-Out Measurement Period, and which is recognized by Buyer during the applicable Earn-Out Measurement Period in accordance with GAAP (except as set forth in subsections (1) –(5)). For the sake of clarity, Eligible Revenue may include products developed or acquired by Buyer and its affiliates after the Closing Date. Eligible Revenue for purposes of this Section 2.5(v), shall be calculated in accordance with the following parameters regarding product discounts:

(1) The maximum percentage discount on Earn-Out Products that will apply is 25% from the then-current list price for such Earn-Out Products. Any percentage discount in excess of 25% will not reduce Eligible Revenue unless Buyer and Founders’ Representative agree in writing prior to acceptance of a purchase order. For example, in the event that a single large opportunity involving Earn-Out Products requires a percentage discount in excess of 25% and the Buyer and Founders’ Representative agree to such a discount in writing prior to the issuance of the purchase order, then the agreed upon percentage discount shall apply to the then-current list price for such Earn-Out Products.

(2) In the event that Earn-Out Products and any other Buyer products (“Non Earn-Out Products”) are sold separately on the same purchase order with a percentage discount that applies to the aggregate price of the purchase order, the percentage discount shall be applied equally to the then-current list prices for such Earn-Out Products and Non Earn-Out Products, subject to subsection (1).

(3) In the event that Earn-Out Products and Non Earn-Out Products are sold separately on the same purchase order with different percentage discounts applicable to such Earn-Out Products and Non Earn-Out Products, the percentage discount applicable to Earn-Out Products shall be applied to the then-current list prices for such Earn-Out Products, subject to subsection (1).

(4) In the event that Earn-Out Products and Non Earn-Out Products are bundled and sold under a single product number with a single price (the “Bundle Price”)(such price to be set solely by Buyer) that is lower than the then-current list prices of the individual products sold separately, no percentage discount shall be applied to the then-current list prices of the Earn-Out Products; provided, however, that if there is an additional percentage discount applicable to the Bundle Price, then such percentage discount shall be applied equally to the then-current list prices for such Earn-Out Products and Non Earn-Out Products, subject to subsection (1). For example, in the event that the list price of an Earn-Out Product is $20,000, the list price for a Non Earn-Out Product is $10,000, the Bundle Price of such products is $25,000, and the selling price is $22,000 (a discount of 12% from the Bundle Price), then the amount applied to Eligible Revenue shall be $17,600 (a 12% discount from the list price of the Earn-Out Product).

(5) For the sake of clarity, the determination of the percentage discount for Non Earn-Out Products shall in all cases be the aggregate percentage discount applied to the then-current list prices of license and maintenance line items.

(vi) “Pro Rata Earn-Out Portion” means, with respect to a given Founder and the Advisor, the percentages set forth on Exhibit A under “Pro Rata Earn-Out Portion.”

(b) Earn-Out Consideration Statement. Promptly following each Earn-Out Measurement Period (and not later than such date that is 31 days after the last day of each such Earn-Out Measurement Period), Buyer shall deliver to the Founders’ Representative a written statement (each, an “Earn-Out Consideration Statement”) prepared by Buyer’s CFO in good faith and in reasonable detail, of the calculation of the Eligible Revenue and Earn-Out Revenue Payment due for such Earn-Out Measurement Period. In the event that the Earn-Out Revenue Payment for a particular Earn-Out Measurement Period is less than U.S. $2,7000,000, the Founders’ Representative and its selected auditors shall be provided reasonable access to the Company’s books and records during normal business hours that pertain to the Eligible Revenue and calculations and shall have 30 days following delivery of such Earn-Out Consideration Statement (an “Objection Period”) during which to notify Buyer in writing (the “Notice of Objection”) of any good faith objections to the calculation of the Eligible Revenue (including failure to appropriately recognize revenue under GAAP) or Earn-Out Revenue Payment for such Earn-Out Measurement Period setting forth a reasonably specific description of its objections and the dollar amount of each objection. The Founders’ Representative shall also have the right to provide a Notice of Objection in the event he believes the Buyer is in material default of its obligations in Sections 2.5, 2.6 or 2.7, as the case may be, within such Objection Period. If the Founders’ Representative provides a Notice of Objection within the Objection Period, then a senior executive from Buyer and the Founders’ Representative shall attempt to resolve any such objections within 15 days of the receipt by Buyer of the Notice of Objection. If Buyer and the Founders’ Representative are unable to resolve any such dispute within the 15 day period, then Buyer and the Founders’ Representative shall submit any dispute regarding (i) an Earn-Out Consideration Statement to the independent accounting firm selected by the Founders, which firm shall be licensed to practice before the SEC, for resolution (the “Auditing Firm”) or (ii) the Buyer’s material default of its obligations under Sections 2.5, 2.6 or 2.7 to an independent arbitrator. Each of the parties to this Agreement shall, and shall cause their respective affiliates and representatives to, provide full cooperation to the Auditing Firm or independent arbitrator, as the case may be. The Auditing Firm or independent arbitrator shall be instructed to use their best efforts to resolve the dispute within 30 days after its appointment and provide a written explanation of its decision. The fees and expenses of the Auditing Firm in connection with resolving the Earn-Out Revenue Payment for such Earn-Out

Measurement Period (the “Earn-Out Audit Fees”) shall be borne by Buyer if the calculation of Eligible Revenue by such Auditing Firm is more than 5% higher than the calculation of Eligible Revenue by Buyer in such Earn-Out Consideration Statement; otherwise the Earn-Out Audit Fees shall be borne by the Founders pro rata based on their Pro Rata Earn-Out Portion. Any arbitration pursuant to this section shall be held in New York, New York and shall be subject to the rules of the American Arbitration Association. The reasonable fees and expenses of the prevailing party in an arbitration shall be borne by the non-prevailing party.

Each Earn-Out Consideration Statement shall become final and Buyer shall instruct the Escrow Agent to furnish funds, less any applicable taxes required to be withheld, in accordance with the following procedures within five Business Days of the final determination:

(i) If Buyer delivers to the Founders’ Representative such Earn-Out Consideration Statement and the Founders’ Representative does not deliver a Notice of Objection in accordance with Section 2.5(b) hereof (i.e., within the Objection Period), then such Earn-Out Consideration Statement shall be deemed to have been accepted by all of the parties to this Agreement and the calculation of the Earn-Out Revenue Payment therein shall be deemed to be final; provided, however, that if the Founders’ Representative accepts and approves such Earn-Out Consideration Statement in writing prior to the expiration of the Objection Period, then such Earn-Out Consideration Statement and Earn-Out Revenue Payment shall be deemed to be final as of the date of such written acceptance.

(ii) In the event that the Founders’ Representative delivers a Notice of Objection in accordance with the provisions above and Buyer and the Founders’ Representative are able to resolve such dispute by mutual agreement, then such Earn-Out Consideration Statement, to the extent modified by mutual agreement of such parties, shall be deemed to have been accepted by all of the parties to this Agreement and the calculation of the Earn-Out Revenue Payment therein shall be deemed to be final.

(iii) In the event that the Founders’ Representative delivers a Notice of Objection in accordance with the provisions set forth above and Buyer and the Founders’ Representative are unable to resolve such dispute by mutual agreement, the determination of the Auditing Firm or the independent arbitrator, as the case may be, shall be final and binding on the parties, and such Earn-Out Consideration Statement, to the extent modified by the Auditing Firm, shall be deemed to have been accepted by all of the parties to this Agreement and the calculation of the Earn-Out Consideration therein shall be deemed to be final.

(c) In the event (i) Buyer suffers from a Buyer Material Adverse Effect prior to the Closing Date that would materially impair the likelihood that the Earn-Out Targets can be achieved, (ii) Buyer undergoes a Change of Control, (iii) Buyer sells the Company (whether by merger, stock sale or otherwise) or (iv) Buyer sells, transfers or licenses all or substantially all of the business consisting of the Company’s business and assets immediately prior to the Closing to an unaffiliated third party (each of (iii) and(iv), a “Company Sale Transaction”) prior to June 30, 2009, then the Earn-Out Targets shall be deemed satisfied in full and be paid within 30 days of the discovery of the Buyer Material Adverse Effect, the closing of the Change of Control transaction(s) or Company Sale Transaction, as applicable.

(d) No interest will accrue to or be paid to the Founders or the Advisor by Buyer with respect to the Earn-Out Revenue Payments.

(e) The right of each Founder and the Advisor to receive any Earn-Out Revenue Payment (i) will not be represented by any form of certificate or instrument; (ii) will not give such Founder or the Advisor any dividend rights, voting rights, liquidation rights, preemptive rights or other rights common to holders of the securities of Buyer; (iii) will not be redeemable; and (iv) will not be sold, assigned, pledged, gifted, conveyed, transferred or otherwise disposed of, except pursuant to the laws of descent and distribution and for purposes of estate planning. Any transfer of any right to receive any Earn-Out Revenue Payment in violation of this Agreement shall be null and void. The Earn-Out Revenue Payment is solely a contingent portion of the consideration for the sale of the Company Capital Stock, and is not a security for purposes of any federal or state securities laws.

2.6 Buyer Support. Buyer shall provide reasonable support to the Company (or its successor in interest) to meet the Earn Out Targets.

2.7 Sales Channels. With regard to the sales channel and hardware roadmap for the HAPS products, the Founders’ Representative shall cooperate in good faith to assist Buyer in determining channel strategies and product roadmaps that maximize revenue, consistent with the Buyer’s strategic interests. While the Founders’ Representative guidance with respect to both channel and hardware roadmap decisions will be considered in good faith, nothing in the foregoing sentence shall limit the Buyer’s authority to add or remove distributors or sales representatives nor to direct future hardware efforts.

2.8 No Further Ownership Rights in Company Stock. The Aggregate Purchase Price, when delivered at Closing in exchange for the Company Capital Stock (inclusive of the Escrow Amount and Earn-Out Amount, if paid) in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Capital Stock. The Shareholders shall, at and after the Closing, have no further rights as shareholders of the Company.

2.9 Company Options. No options or other rights to purchase any shares of Company Capital Stock (“Company Options”) will be assumed by Buyer. Upon the Closing, each Company Option shall terminate and cease to be outstanding.

2.10 Withholding Taxes. Buyer shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Shareholder or the Advisor such amounts as may be required to be deducted or withheld therefrom under any provision of federal, state, local or foreign tax law or under any applicable legal requirement. Any such amounts shall be withheld or deducted from the amount payable to the applicable party. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. If Buyer withholds any amount in accordance with the foregoing provisions of this Section 2.10, Buyer shall promptly apply the funds withheld as required by applicable Tax law. Buyer agrees to withhold applicable Taxes at a reduced rate to the extent that a Shareholder is entitled to an exemption from, or reduction in the rate of, withholding under an applicable income tax treaty or otherwise and timely provides all documentation required to establish such exemption or reduction to Buyer.

2.11 Extraordinary Shareholder’s Meeting. At Closing, the Buyer shall hold an extraordinary shareholder’s meeting of the Company at which, inter alia, the current members of the board of directors of the Company are removed from office and the individuals nominated by the Buyer are appointed directors of the Company. Buyer agrees to relieve the removed members from liability at the next general meeting. The Shareholders shall, immediately after the Closing, cause the board of directors of the Company to enter the Buyer as owner of all the Company Capital Stock in the share register of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS.

Each of the Shareholders hereby represents and warrants to Buyer, as follows:

3.1 Authority. Such Shareholder has full legal capacity to enter into this Agreement, to carry out such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by Buyer and each other Shareholder party hereto) this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law and equitable principles governing specific performance, injunctive relief, or other equitable remedies (the “Bankruptcy Exception”).

3.2 No Conflict. Assuming the making and obtaining of all notifications, consents, approvals, authorizations and other actions referred to in Section 3.3, the execution, delivery and performance of this Agreement by such Shareholder does not and will not (i) conflict with or violate any law or order of a Governmental Entity applicable to such Shareholder or the Company Capital Stock held thereby or (ii) result in the creation of any Lien (other than restrictions on transfer under applicable state, federal and foreign securities laws or any Lien in favor of Buyer) on any share of Company Capital Stock held by such Shareholder pursuant to any Contract to which such Shareholder is a party or by which any share of Company Capital Stock held by such Shareholder is bound or affected, in each case which could reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement in accordance with its terms.

3.3 Governmental Consents and Approvals. The execution, delivery and performance of this Agreement by such Shareholder does not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Entity, except such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws which are set forth in Section 3.3 of the Company Disclosure Schedule.

3.4 Ownership of Shares.

(a) Such Shareholder owns of record only such number of shares of Company Capital Stock as is set forth opposite such Shareholder’s name on Exhibit A hereto, updated as of the Closing Date, if necessary, free and clear of all Liens (other than restrictions on transfer under applicable state, federal and foreign securities laws), and has not sold, assigned, transferred, or granted any proxy, in whole or in part, to any such Company Capital Stock. Such Shareholder has the ability to transfer such Company Capital Stock to Buyer free and clear of all Liens (other than restrictions on transfer under applicable state, federal and foreign securities laws).

(b) Such Shareholder acknowledges and agrees that upon Closing, the payments due to such Shareholder set forth in this Agreement constitute the only payments such Shareholder is entitled to, pursuant to the provisions of applicable law and the Company’s charter documents, with respect to such Shareholder’s interests in the Company Capital Stock owned by such Shareholder.

3.5 Sale of Company Capital Stock. Assuming the accuracy of the Buyer’s representations and warranties set forth in Section 5.4 hereof, the sale of the Company Capital Stock by the Shareholders to Buyer pursuant to this Agreement will be exempt from the registration requirements of the Securities Act, Swedish securities laws and any state securities laws.

ARTICLE IV

ADDITIONAL REPRESENTATIONS AND WARRANTIES

The Shareholders hereby each represents and warrants to Buyer, subject to such exceptions as are specifically disclosed in the Company Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly reference the appropriate section and, if applicable, subsection of this Article IV to which it relates and each of which disclosures shall be deemed to be incorporated by reference into the representations and warranties made in this Article IV; provided, that any information disclosed under any paragraph of the Company Disclosure Schedule shall be deemed disclosed and incorporated into any other section, subsection, paragraph and clause hereof where it is reasonably apparent that such disclosure, without reference to extrinsic documentation, is relevant to such other section, subsection, paragraph or clause) delivered by the Shareholders to Buyer concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), dated as of the date hereof, as follows:

4.1 Organization of the Company.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the Sweden. The Company has the corporate power to own its properties and to carry on its business as currently conducted and as currently contemplated to be conducted by the Company. The Company is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its business make such qualifications necessary except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. The Shareholders have delivered a true and correct copy of the Company’s articles of association, as amended to date (the “Articles of Association”) and Bolagsordning, as amended to date, each in full force and effect on the date hereof (collectively, the “Charter Documents”), to Buyer. The Board of Directors of the Company has not approved or proposed any amendment to any of the Charter Documents that is not reflected in the copies of the Charter Documents delivered to Buyer.

(b) Section 4.1(b) of the Company Disclosure Schedule lists the directors and officers of the Company as of the date hereof, separately noting which of such directors and officers has any rights to indemnification from the Company and the scope and duration of such rights and also separately lists any other Person with rights to indemnification from the Company for third party claims, other than those persons with rights of indemnification as set forth in Section 4.16(a)(v).

(c) Section 4.1(c) of the Company Disclosure Schedule lists every state or foreign jurisdiction in which the Company has Company Employees, operations or facilities.

4.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists of 1,333 Company Ordinary Shares, of which 1,333 shares are issued and outstanding. Except for the Company Ordinary Shares, no other shares of Company Capital Stock are authorized, issued or outstanding. The issued and outstanding shares of Company Capital Stock are held by the persons with the domicile addresses and in the amounts set forth on Exhibit A which further sets forth for each such person the number of shares held. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and, except as provided in the Articles of Association and the Shareholders Agreement, are not subject to preemptive rights created by statute, the Charter Documents, or any agreement to which the Company is a party or by which it is bound. All outstanding shares of Company Capital Stock have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws, and were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company or any shareholder of the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Charter Documents. The Company has not, and will not have, suffered or incurred any liability (contingent or otherwise) or claim, loss, liability, damage, deficiency, cost or expense relating to or arising out of the issuance or repurchase of any Company Capital Stock or out of any agreements or arrangements relating to such issuance or repurchase of any Company Capital Stock (including any amendment of the terms of any such agreement or arrangement). There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock. Except as noted above, the Company has no other capital stock authorized, issued or outstanding.

(b) The Company has never adopted, sponsored or maintained any stock option plan or any other plan or agreement providing for equity compensation to any Person.

(c) Except for this Agreement, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation (excluding commissions and bonuses and the like), or other similar rights with respect to the Company. Except as contemplated hereby and in the Shareholders Agreement among the Company and each of the Shareholders dated as of June 14, 2004 (the “Company Shareholders Agreement”), there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company. Except for this Agreement and the Company Shareholders Agreement, there are no agreements to which the Company is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Stock Purchase, Buyer will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

4.3 Subsidiaries. Section 4.3(a) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity in which the Company owns, or has owned, any shares of capital stock or holds, or has held, any interest in, or otherwise controls, or has controlled, directly or indirectly, if any. Section 4.3(b) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary”), if any. The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Person. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to conduct its business as presently conducted and to own, use, license and lease its assets and properties. The Company and each Company Subsidiary are duly qualified, licensed or admitted to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of their respective assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except for such failures to be so duly qualified, licensed or admitted and in good standing that would not reasonably be expected to have a Company Material Adverse Effect.

4.4 Authority. The Company has the authority to effect the transactions contemplated by the Agreement and any Related Agreements to which it is a party. The transactions contemplated by the Agreement and any Related Agreements have been duly authorized by all necessary corporate action on the part of the Company and no further action is required to authorize the transactions contemplated hereby and thereby.

4.5 No Conflict. Assuming all consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings set forth in Section 4.6 have been obtained or made, and except as set forth in Section 4.5 of the Company Disclosure Schedule, the consummation of the transactions contemplated by the Agreement and any Related Agreements, will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit (any such event, a “Conflict”) under (i) any provision of the Charter Documents, as amended, (ii) any Contract to which the Company or the Shareholders are a party or by which any of their respective properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Company, the Shareholders, or any of the Company’s properties or assets (whether tangible or intangible). Section 4.5 of the Company Disclosure Schedule sets forth all necessary notices, consents, waivers and approvals as are required under any Contracts in connection with the Stock Purchase, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing date so as to preserve all rights of, and benefits to, the Company, as the case may be, under such Contracts from and after the Closing Date. Following the Closing Date, the Company will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement not occurred.

4.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission (each, a “Governmental Entity”) or any third party, including a party to any agreement with the Company (so as not to trigger any Conflict), is required in connection with the execution and delivery of this Agreement and any Related Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and (ii) as set forth on Section 4.6 of the Company Disclosure Schedule.

4.7 Company Financial Statements. Section 4.7 of the Company Disclosure Schedule sets forth the Company’s (i) unaudited consolidated balance sheet as of August 31, 2005 and August 31, 2006 and the related consolidated statements of income, cash flow and shareholders’ equity for 12 month periods then ended (the “Year-End Financials”), and (ii) unaudited consolidated balance sheet as of April 30, 2007, and the related unaudited consolidated statements of income, cash flow and shareholders’ equity for the eight months then ended (the “Interim Financials”). The Year-End Financials and the Interim Financials (collectively referred as the “Financials”) are true and correct in all material respects and have been prepared in accordance with Swedish GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that they do not contain footnotes and other presentation items that may be required by Swedish GAAP). The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of April 30, 2007 is referred to hereinafter as the “Current Balance Sheet.” All of the Company’s existing inventory is saleable in the ordinary course of business and is not subject to a write down that has not previously been reflected on the Current Balance Sheet.

4.8 Internal Controls. The Company has established and adheres to a system of internal accounting controls which, to the Shareholders’ Knowledge after reasonable inquiry of the Employees, are effective in providing assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with Swedish GAAP (including the Financials), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with Swedish GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Board of Directors of the Company and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company. The Company (including, to the Shareholders’ Knowledge after reasonable inquiry of any Employee thereof) and the Company’s independent auditors have not identified or been made aware of any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any fraud or other wrongdoing that involves the Company’s management or other Employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company.

4.9 No Undisclosed Liabilities. The Company has no material liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with Swedish GAAP), except for those which (i) have been reflected in the Current Balance Sheet, (ii) are disclosed to the extent required by Section 4.10 with respect to periods since the date of the Current Balance Sheet through the date hereof, (iii) have arisen since the date hereof and do not arise from a violation of Section 6.1 hereof, or (iv) arise in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and thereby.

4.10 No Changes. Since the date of the Current Balance Sheet, except as expressly permitted under, required or specifically consented to by Buyer pursuant to Section 6.1 hereof, and except as set forth in Section 4.10 of the Company Disclosure Schedule, and except in connection with this Agreement there has not been, occurred or arisen any:

(a) Contract entered into by the Company or any modifications, amendments or changes to any Contract except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) modifications, amendments or changes to the Charter Documents;

(c) expenditure, transaction or commitment exceeding $10,000 individually or $20,000 in the aggregate or any commitment or transaction of the type described in Section 4.13 hereof in any case by the Company;

(d) payment, discharge, waiver or satisfaction, in any amount in excess of $10,000 in any one case, or $20,000 in the aggregate, of any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise of the Company), other than payments, discharges or satisfactions in the ordinary course of business;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), or material business of the Company (whether or not covered by insurance);

(f) employment dispute, including claims or matters raised by any individual, Governmental Entity, or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company;

(g) adoption or change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company other than as required by Swedish GAAP;

(h) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) material revaluation by the Company of any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(j) the declaration, setting aside or payment of a dividend or other distribution (whether in cash, stock or property) in respect of any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Capital Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or any direct or indirect repurchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor;

(k) increase in or other change to the salary or other compensation payable or to become payable by the Company to any of their respective officers, directors, employees, consultants or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except for any payments required to be made under the terms of any plan or agreement listed in Section 4.23(b)(1) of the Company Disclosure Schedule and termination payments required by Swedish law;

(l) Contract to which the Company’s assets (whether tangible or intangible) are bound or any termination, extension, amendment or modification of the terms of any Contract to which the Company’s assets are bound;

(m) sale, lease, license or other disposition of any of the assets (whether tangible or intangible) or properties of the Company, including the sale of any accounts receivable of the Company, or any creation of any Lien in such assets or properties, except for the sale, lease, license or other disposition of the Company’s products to customers in the ordinary course of business consistent with past practice;

(n) loan by the Company to any Person, or purchase by the Company of any debt securities of any Person or amendment to the terms of any outstanding loan agreement, except for advances to employees for travel and business expenses and extensions of credit to customers, in each case, in the ordinary course of business consistent with past practices;

(o) incurring by the Company of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(p) waiver or release of any material right or claim of the Company, including any waiver, release or other compromise of any account receivable of the Company for which a reserve was not present on the current balance sheet;

(q) commencement or settlement of any lawsuit by the Company, the commencement, settlement, notice or, to the Knowledge of the Shareholders after reasonable inquiry of the Employees, threat of any lawsuit or proceeding or other investigation against the Company or relating to its businesses, properties or assets, or any reasonable basis for any of the foregoing;

(r) notice of any claim or potential claim of ownership, interest or right by any Person, other than the Company, of the Company Intellectual Property (as defined in Section 4.15(a)) owned by or developed or created by the Company or of infringement by the Company of any other Person’s Intellectual Property (as defined in Section 4.15(a));

(s) issuance, grant, delivery, sale or purchase, or proposal, contract or agreement to issue, grant, deliver, sell or purchase, by the Company, of any shares of Company Capital Stock or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock, or any subscriptions, warrants, options, rights or securities to acquire any of the foregoing;

(t)(i) sale, lease, license or transfer of any Company Intellectual Property or execution, modification or amendment of any Contract with respect to Company Intellectual Property, except in the ordinary course of business consistent with past practices (including the sale, lease, or license of the Company’s products to customers), or (ii) purchase or license of any Intellectual Property from or to any Person or execution, modification or amendment of any Contract with respect to the Intellectual Property of any Person, other than the sale of the Company’ products pursuant to its standard end user license and other terms in the ordinary course of business consistent with past practice, (iii) Contract or modification or amendment of an existing Contract with respect to the development of any Intellectual Property by the Company for a third party or by a third party for the Company, or (iv) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by Persons who have licensed Company Intellectual Property to the Company except in the ordinary course of business consistent with past practices;

(u) Contract or modification to any Contract pursuant to which any other party is or was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or Company Intellectual Property except in the ordinary course of business consistent with past practices;

(v) event or condition of any character that has had or to the Knowledge of Shareholders, after reasonable inquiry of its Employees, is reasonably likely to have a Company Material Adverse Effect;

(w) purchase or sale of any interest in real property, granting of any security interest in any real property or lease, license, sublease or other occupancy of any Leased Real Property or other real property by the Company;

(x) acquisition by the Company or agreement by the Company to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or corporation, partnership, association or other business organization or division thereof, or other acquisition or agreement to acquire any assets or any equity securities that are material, individually or in the aggregate, to the business of the Company;

(y) adoption or amendment of any Company Employee Plan, execution or amendment of any Employee Agreement;

(z) execution of any Contract by the Company regarding any strategic alliance, or any affiliate or joint marketing arrangement;

(aa) any action to accelerate the vesting schedule of any Company Capital Stock;

(bb) hiring, promotion, demotion or termination or other change to the employment status or title of any employees;

(cc) alteration of any interest of the Company in any corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(dd) cancellation, amendment or renewal of any insurance policy of the Company except renewals in the ordinary course of business; or

(ee) agreement by the Company, or any officer or employees on behalf of the Company, to do any of the things described in the preceding clauses (a) through (ee) of this Section 4.10 (other than negotiations with Buyer and its representatives regarding the transactions contemplated by this Agreement and any Related Agreements).

4.11 Accounts Receivable.

(a) The Shareholders have caused the Company to provide to Buyer a list of all accounts receivable of the Company as of the date of the Current Balance Sheet, together with an aging schedule indicating a range of days elapsed since invoice (the “Accounts Receivable”).

(b) All of the Accounts Receivable of the Company arose in the ordinary course of business and are carried at values determined in accordance with Swedish GAAP consistently applied. To the Shareholders’ Knowledge, the Accounts Receivable of the Company are not subject to any set-off or counterclaim, other than any amount for which a reserve has been established consistent with past practices and calculated in accordance with Swedish GAAP (as shown on the Current Balance Sheet or, for receivables arising subsequent to the date of the Current Balance Sheet, as reflected on the books and records of the Company (which receivables are recorded in accordance with Swedish GAAP consistently applied). No Account Receivable represents an obligation for goods sold on consignment, on approval or on a sale-or-return basis or is subject to any other repurchase or return arrangement other than contractual warranties and similar return rights. No Person has any Lien, on any Accounts Receivable of the Company and no request or agreement for deduction or discount has been made with respect to any Accounts Receivable of the Company, except for Permitted Liens (as defined in Section 4.14(d) hereof).

4.12 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all direct and indirect federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.12(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) of this Section 4.12(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company has (1) prepared and timely filed all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law and (2) timely paid all Taxes they are required to pay.

(ii) The Company has withheld with respect to its employees and other third parties, all Taxes required to be withheld, and have timely paid such Taxes withheld over to the appropriate authorities.

(iii) The Company has not been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other similar examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination, provided that with respect to VAT returns, the Shareholders have no Knowledge of such an audit or other examination.

(v) The Company has no material liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has not incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi) The Company has made available to Buyer or its legal counsel, copies of all Returns for the Company filed for all periods since inception.

(vii) There are (and immediately following the Closing Date there will be) no Liens on the assets of the Company relating to or attributable to Taxes other than Liens for Taxes not yet due and payable. The Shareholders have no Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

(viii) No adjustment relating to any Return filed by the Company has been proposed formally or, to the Knowledge of the Shareholders, informally by any Tax authority to the Company.

(ix) The Company has not engaged in any transaction that is the same or substantially similar to one of the types of transactions that the Swedish Tax Agency has determined to be a non-acceptable Tax avoidance transaction.

(x) The Company is and has at all times been resident for Tax purposes in its place of incorporation or formation and is not and has not at any time been treated as resident in any other jurisdiction for any Tax purpose. The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction, except for income earned from services for which any income Tax is satisfied through withholding or Taxes due for sales activities in other jurisdictions. The Company does not constitute a permanent establishment or other place of business of any other person, business or enterprise for any Tax purpose.

(c) Tax Related to Incentive Plans. The Company is not and will not become liable to pay any Taxes as a consequence of employee stock options or other stock incentive plans issued or given to Company Employees prior to Closing unless reserved for in the Current Balance Sheet.

4.13 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, the conduct of business by the Company, or otherwise limiting the freedom of the Company to engage in any line of business or to compete with any person, other than distribution agreements in the ordinary course of business that provide territorial exclusivity (collectively, “Restrictions”). None of the Restrictions shall apply to Company immediately after the Closing. Without limiting the generality of the foregoing, the Company has not entered into any Contract under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any Company Intellectual Property, Company Products or other products or from providing any products or services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, other than exclusive distribution agreements in the ordinary course of business that provide territorial exclusivity.

4.14 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) Section 4.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property owned by the Company (the “Owned Real Property”). Except as otherwise described in Section 4.14(a) of the Company Disclosure Schedule: there are no structural, electrical, mechanical, plumbing, roof, paving or other defects in any improvements located on any of the Owned Real Property as could, either individually or in the aggregate, have a material and adverse effect on the use, development, occupancy or operation thereof, (ii) to the Knowledge of the Shareholders, there are no natural or artificial conditions upon any Owned Real Property or any other facts or conditions which could, in the aggregate, have a material and adverse effect on the transferability, financability, ownership, leasing, use, development, occupancy or operation of any such real property, and (iii) the Company has not received any notice from any insurance company of any defects or inadequacies in any Owned Real Property or any part thereof which could materially and adversely affect the insurability of such property or the premiums for the insurance thereof, nor has any notice been given by any insurer of any such property requesting the performance of any repairs, alterations or other work with which compliance has not been made.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company for the operation of their business (the “Leased Real Property”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(c) The Shareholders have made available to Buyer true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company is bound, other than those identified in Section 4.14(b) of the Company Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default by the Company or, to the Shareholders’ Knowledge, by any other party thereto, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default). The Company has not received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company currently occupies all of the Leased Real Property for the operation of its business. There are no other parties occupying, or with a right to occupy, the Leased Real Property. The Company owes no brokerage commissions or finders fees with respect to any such Leased Real Property or would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements, except as set forth in the Lease Agreements.

(d) The Leased Real Property is (i) in good operating condition and repair, (ii) to the Shareholders’ Knowledge, free from structural, physical and mechanical defects, (iii) maintained in a manner consistent with standards generally followed with respect to similar properties, and (iv) structurally sufficient and otherwise suitable for the conduct of the business as presently conducted by the Company. Neither the operations conducted by the Company on the Leased Real Property or Owned Real Property nor, does such Leased Real Property or Owned Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions. There is not existing, the Company has not received any notice of, and to the Knowledge of the Shareholders, there is not presently contemplated or proposed, any eminent domain, condemnation or similar action, or zoning action or proceeding, with respect to any portion of the Leased Real Property or Owned Real Property.

(e) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its Business, free and clear of any Liens, except for Permitted Liens.

(f) Section 4.14(f) of the Company Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company, and such Equipment is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted by the Company, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(g) The Company has taken commercially reasonable measures to secure the confidentiality of its customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers, other than any Customer Information that is publicly available from sources other than the Company (the “Customer Information”). The Company has not sold, transferred or granted any Person any rights to use the Customer Information.

4.15 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Business” shall mean the business of the Company as currently conducted and as Proposed to be Conducted, including the manufacture, use, sale, license, distribution, development, testing, marketing, support, maintenance and other exploitation of the Company Products.

“Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that (i) the Company purports to own or has held itself out as, owning, (ii) for which any application, certificate, registration or grant has been made or issued in the name of Company; (iii) for which Company has obtained or recorded, or has the right to obtain or record, any assignment, grant or conveyance of any ownership rights to the Company;; (iv) was authored, conceived, developed, created, invented or reduced to practice in the course or scope of employment by Company employees; or (v) relates to the Business and was authored, conceived, developed, created, invented or reduced to practice by any independent contractor of the Company during the period during which such independent contractor was employed or engaged to perform services for Company. Company Intellectual Property includes all items identified in Section 4.15(b) of the Company Disclosure Schedule.

“Company Products” shall mean existing products offered by the Company to its customers and the HAPS-511331 and HAPS-541331 products currently in development and minor changes to such products.

“Company Registered Intellectual Property” shall mean any Company Intellectual Property that is Registered Intellectual Property.

“Intellectual Property” shall mean any or all of the following (i) works of authorship including computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks and service marks, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, hardware, printed circuit boards, schematics, breadboards, netlists, maskworks, test methodologies, verilog and VHDL files, emulation and simulation reports, test vectors and hardware development tools, and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean worldwide common law, statutory and other rights arising from or associated with any of the following: (i) all other classes and types of patents and patent applications, including utility patents, utility models, design patents, invention certificates and other government grants for the protection of inventions, (ii) copyrights, copyright registrations and copyright applications and other rights in works of authorship, design rights, database rights, “moral” rights and mask work rights, (iii) trade secrets and all other rights relating to the protection of trade and industrial secrets and confidential information, (iv) trademarks, trade names, service marks, domain names and other Internet addresses and identifiers (registered and unregistered), (v) other proprietary rights and intellectual property rights, (vi) analogous rights to those set forth above, and (vii) all applications, registrations, provisionals, divisions, continuations, continuations-in-part, renewals, reissuances and extensions of the foregoing (as applicable).

“Licensed Intellectual Property” shall mean any and all Intellectual Property Rights that are licensed to the Company pursuant to a valid and enforceable inbound license agreement other than off the shelf and standard products that are not used in the design or development of the Company’s products.

“Registered Intellectual Property” shall mean all United States, international and foreign: (i) patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) any mask work registrations and applications to register mask works, and (v) any other Intellectual Property Rights that are or have been subject to any application, registration, certificate, filing, grant or other document issued, filed or recorded by or with any governmental authority.

(b) Company Registered Intellectual Property. Section 4.15(b)(1) of the Company Disclosure Schedule (i) lists all Company Registered Intellectual Property and (ii) lists any proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) in which any of the Company Registered Intellectual Property is involved. Section 4.15(b)(2) of the Company Disclosure Schedule lists all Company Products.

(c) Maintenance of Company Registered Intellectual Property. Each item of Company Registered Intellectual Property is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Registered Intellectual Property. There are no actions that must be taken by the Company within 75 days of the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Registered Intellectual Property as Company Registered Intellectual Property. In each case in which the Company has acquired any Intellectual Property Rights from any person, the Company has obtained a valid and enforceable assignment sufficient to irrevocably transfer all rights in such Intellectual Property and the associated Intellectual Property Rights (including the right to seek past and future damages with respect thereto) to the Company, and, to the maximum extent provided for by, and in accordance with, applicable laws and regulations, the Company has recorded each such assignment with the relevant governmental authorities, including the PTO, the U.S. Copyright Office, or their respective equivalents in any relevant foreign jurisdiction, as the case may be.

(d) Transferability of Company Intellectual Property. All Company Intellectual Property and Licensed Intellectual Property are and, immediately after Closing, will continue to be fully transferable, alienable and licensable by Buyer without restriction and without payment of any kind to any third party.

(e) No Liens. The Company (i) owns, free and clear of any Liens (except for Permitted Liens), all right, title and interest in and to all Company Intellectual Property, (ii) has, and will continue to have after the Closing, a valid license or other sufficient legal right to use all Licensed Intellectual Property in the conduct of the Business free and clear of any Liens (other than Permitted Liens).

(f) Third Party Inventions. To the extent that any Intellectual Property has been developed or created independently or jointly with the Company by any person other than the Company for which the Company has, directly or indirectly, provided consideration for such development or creation, the Company has a written agreement with such person with respect to such development or creation, and the Company thereby has obtained ownership of, and is the exclusive owner of, any and all such Intellectual Property therein and associated Intellectual Property Rights by operation of law or by valid assignment, and has required the waiver of all non-assignable Intellectual Property Rights, including all author or moral rights.

(g) No Third Party Rights to Company Intellectual Property. The Company has not (i) transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property or Intellectual Property Rights that is or was Company Intellectual Property, to any other Person, except for distribution and market agreements that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (which is or are included in Section 4.15(g) of the Company Disclosure Schedule) and have been entered into in the ordinary course of business that provide for territorial exclusivity or (ii) permitted any Company Registered Intellectual Property to enter into the public domain or, to the Shareholders’ Knowledge after reasonable inquiry of Employees, permitted any other Company Intellectual Property to enter into the public domain.

(h) Source of Company Intellectual Property. Except for any Licensed Intellectual Property, all Intellectual Property used in or necessary to the conduct of Business was written and created solely by either (i) employees of the Company acting within the scope of their employment who have, by law or contract, validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company or (ii) by third parties who have validly and irrevocably assigned all of their rights, including all Intellectual Property Rights therein, to the Company.

(i) All Necessary Intellectual Property. Other than (i) the public or open source technology listed in Section 4.15(s) of the Company Disclosure Schedule and (ii) Licensed Intellectual Property listed on Section 4.15(i) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property and Intellectual Property Rights used in, necessary to or otherwise would be infringed by the conduct of the Business, including the design, development, manufacture, use, import and sale of any Company Product.

(j) Intellectual Property Contracts. Other than (i) the public or open source technology listed in Section 4.15(s) of the Company Disclosure Schedule and (ii) other non-exclusive licenses and related agreements with respect thereto of the Company’s products to end-users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end-user license including attachments (which is or are included in Section 4.15(j) of the Company Disclosure Schedule), Section 4.15(j) of the Company Disclosure Schedule lists all contracts, licenses and agreements to which the Company is a party with respect to any Intellectual Property and Intellectual Property Rights.

(k) No Third Party Rights. No third party that has licensed Intellectual Property to the Company has ownership rights or license rights to improvements or derivative works made by the Company in such Intellectual Property that has been licensed to the Company.

(l) No Disputes Relating to In-Licenses. To the Shareholders’ Knowledge, there are no disputes regarding the scope or performance of any material contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property or other Intellectual Property used in the conduct of the business as it is currently conducted, or performance under such agreement including with respect to any payments to be made or received by the Company thereunder.

(m) No Infringement of Third Party Intellectual Property. The Business of the Company, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of any Company Product, does not infringe or misappropriate and will not, with respect to Current Company Products, infringe or misappropriate when conducted by Buyer following the Closing, any Intellectual Property of any person, violate any right of any person (including any right to privacy or publicity), or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received notice from any person claiming that such operation or any act, any Company Product or Company Intellectual Property infringes or misappropriates any Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Shareholders have Knowledge after reasonable inquiry of the Employees of any basis therefor).

(n) Absence of Trigger for Certain Additional Obligations. Neither this Agreement nor the transactions contemplated by this Agreement, will result in: (i) the Company granting to any third party any additional right to or with respect to any Company Intellectual Property; (ii) the Company being obligated to pay any additional royalties or other material amounts, or offer any additional discounts; or (iii) Buyer granting to any third party any right to or with respect to any Intellectual Property or Intellectual Property Rights owned by, or licensed to, Buyer in each case as a result of any Contract to which the Company is party, in each case (i), (ii) and (iii), to any third party in excess of those payable by, or required to be offered by, any of them, respectively, in the absence of this Agreement or the transactions contemplated hereby.

(o) No Infringement by Third Parties. To the Knowledge of the Shareholders, no Person is infringing or misappropriating any Company Intellectual Property.

(p) Protection of Trade Secrets and Confidential Information. The Company has taken all reasonable steps that are required or necessary to protect the Company’s rights in material confidential information and trade secrets of the Company or provided by any other person to the Company.

(q) Absence of Certain Restrictions. Neither the Business, nor any Company Intellectual Property or Company Product, is subject to any proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or is reasonably likely to affect the validity, use or enforceability of such Company Intellectual Property or the ability to carry out the Business with respect to such Company Product.

(r) No Government or University Rights in Company Intellectual Property.

(i) No Government Entity funding, facilities or resources of a university, college, other educational institution or research center or funding from third parties was used in the development of the Company Intellectual Property and no Governmental Entity, university, college, other educational institution or research center has any claim or right in or to the Company Intellectual Property.

(ii) No current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for any Government Entity, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(s) Open Source Software. No Intellectual Property of the Company, of a third party or in the public domain, that constitutes open source, public source or freeware Intellectual Property, or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU general public license or limited general public license or other software that is licensed pursuant to a license that purports to require the distribution of, or public access to, source code or purports to restrict one’s ability to charge for distribution of software (collectively “Open Source Software”), was used in, incorporated into, integrated or bundled with any Intellectual Property that is, or was, used by the Company in its Business, or incorporated in or used in the development or compilation of Company Products. None of the Company Products as a result of intermingling, integration, linking or use by the Company of proprietary code contained in the Company Products with any Open Source Software is, in whole or in part, subject to the requirement to distribute or grant public access of any Open Source Software license.

(t) No Other Warranties. Other than warranties implied by law and Company’s standard hardware and software warranties in the forms made available to Buyer set forth on Section 4.15(t) of the Company Disclosure Schedule, the Company has not given any warranties to customers to Company Products.

(u) Product Release Schedule. The Shareholders have provided Buyer a schedule of release dates for the HAPS-511331 and HAPS-541331 products which schedule is included in Section 4.15(u)

of the Company Disclosure Schedule. The Shareholders have a good faith reasonable belief that the Company can achieve the release of such Company Products on such schedule of Company Product releases and are not currently aware of any change in its circumstances or other fact that has occurred that would cause them to believe that the Company will be unable to meet such release schedule.

(v) Performance of Products. Each of the Company Products performs in all material respects, free of significant bugs or programming errors, in compliance with the functions, performance and other requirements described in any warranty, published specifications or end user documentation or other information provided to customers of the Company acquiring such Company Products.

(w) Restrictions on Employees. To the Knowledge of the Shareholders, no employee or independent contractor of the Company is obligated under any agreement, or subject to any judgment, decree or order of any court or administrative agency, or any other restriction, that would or may interfere with such employee or contractor carrying out his or her duties for the Company or that would conflict with the conduct of the Business. To the Knowledge of the Shareholders, it is not utilizing, nor will it be necessary to utilize, any inventions of any employees of the Company (or persons the Company currently intends to hire) made, or any confidential information (including Trade Secrets) of any third party to which such employees were exposed, prior to their employment by the Company.

4.16 Agreements, Contracts and Commitments.

(a) Except as contemplated by this Agreement, the Company is not a party to, or bound by:

(i) any employment, contractor or consulting agreement, contract or commitment with an employee or individual consultant, contractor, or salesperson, any agreement, contract or commitment to grant any severance or termination pay (in cash or otherwise) to any employee, or any contractor, consulting or sales agreement, contract, or commitment with a firm or other organization;

(ii) any agreement or plan, including any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(iii) any fidelity or surety bond or completion bond;

(iv) any lease of personal property involving payments in excess of $10,000 individually or $20,000 in the aggregate;

(v) any Contracts between the Company and any other person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any similar obligation or liability or provide a right of rescission with respect to the infringement or misappropriation by the Company or such other person of the Intellectual Property Rights of any person other than the Company, other than (i) the Company’s standard customer warranties, copies of which have been made available to Buyer (ii) the public or open source technology listed in Section 4.15(s) of the Company Disclosure Schedule, and (iii) other non-exclusive licenses and related agreements with respect thereto of the Company Products to end users pursuant to written agreements that have been entered into in the ordinary course of business that do not materially differ in substance from the Company’s standard form(s) of end user license including attachments (which is or are included in Section 4.15(l) of the Company Disclosure Schedule);

(vi) any Contract relating to capital expenditures by the Company and involving future payments in excess of $10,000 individually or $20,000 in the aggregate;

(vii) any Contract relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(viii) any Contract relating to the borrowing of money or extension of credit other than accounts receivable and payable in the ordinary course of business;

(ix) any purchase order or contract for the purchase of materials involving in excess of $10,000 individually or $20,000 in the aggregate;

(x) any dealer, joint marketing, strategic alliance, affiliate or development agreement;

(xi) any Contract to alter the Company’s interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(xii) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the Company Products; or

(xiii) any other Contract that involves $10,000 individually or $20,000 in the aggregate or more and is not cancelable without penalty within 30 days.

(b) Each Material Contract to which the Company is a party or any of its properties or assets (whether tangible or intangible) is subject is a valid and binding agreement of the Company, enforceable against each of the parties thereto in accordance with its terms, subject to the Bankruptcy Exception, and is in full force and effect with respect to the Company and, to the Knowledge of the Shareholders, any other party thereto. The Company is in compliance with and has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any such Contract, nor to the Knowledge of the Shareholders is any party obligated to the Company pursuant to any such Contract subject to any breach, violation or default thereunder, nor do the Shareholders have Knowledge of any event that with the lapse of time, giving of notice or both would constitute such a breach, violation or default by the Company or any such other party. True and complete copies of each Contract disclosed in the Company Disclosure Schedule or required to be disclosed pursuant to this Section 4.16 (each a “Material Contract” and collectively, the “Material Contracts”) have been delivered to Buyer.

(c) The Company has fulfilled all material obligations required pursuant to each Contract to have been performed by the Company prior to the date hereof, and, without giving effect to the Stock Purchase, the Company has no reason to believe it will be unable to fulfill, when due, all of its obligations under the Material Contracts that remain to be performed after the date hereof.

(d) All outstanding indebtedness of the Company may be prepaid without penalty.

4.17 Interested Party Transactions. No officer, director or other shareholder of the Company (nor any spouse or immediate family member of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had a direct or indirect interest), has, or has had in the last two years, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property that the Company furnishes or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company, any goods or services, (iii) any interest in any entity that holds any assets or Intellectual Property related to the Business of the Company or (iv) a beneficial interest in any Contract to which the Company is a party (other than such Contracts as relate to employment by the Company or benefits generally provided to all Employees of the Company); provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 4.17. Except for this Agreement and the Shareholders Agreement, there are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Shareholders pertaining to the Company or the Company Capital Stock, other than the Shareholder Agreement.

4.18 Governmental Authorization. Each consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the Company’s business as currently conducted or currently contemplated by the Company to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company except for those Company Authorizations the absence of which would not constitute a Company Material Adverse Effect. The Company is and has been at all times in compliance, in all material respects, with all Company Authorizations. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct their respective businesses or hold any interest in their respective properties or assets except for those Company Authorizations the absence of which would not constitute a Company Material Adverse Effect.

4.19 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Shareholders after reasonable inquiry of the Employees, threatened, against the Company, its properties (tangible or intangible) or any of its officers or directors (in their capacity as such), nor to the Knowledge of the Shareholders is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Shareholders, after reasonable inquiry of the Employees, threatened, against the Company, any of their respective properties (tangible or intangible) or any of their officers or directors (in their capacity as such) by or before any Governmental Entity, nor to the Knowledge of the Shareholders is there any reasonable basis therefor. To the Shareholders’ Knowledge after reasonable inquiry of the Employees, no Governmental Entity has at any time challenged or questioned the legal right of the Company to conduct its operations as presently or previously conducted or as currently contemplated to be conducted. There is no action, suit, claim or proceeding of any nature pending or, to the Knowledge of the Shareholders after reasonable inquiry of the Employees, threatened, against any Person who has a contractual right or a right pursuant to applicable law to indemnification from the Company related to facts and circumstances existing prior to the Closing Date, nor are there, to the Knowledge of the Shareholders, any facts or circumstances that would reasonably give rise to such an action, suit, claim or proceeding.

4.20 Minutes. The minutes of the Company delivered to counsel for Buyer contain complete and accurate records of all actions taken, and summaries of all meetings held, by the shareholders and the Board of Directors of the Company (and any committees thereof) since the time of incorporation of the Company. At the Closing, the minutes of the Company will be located at the headquarters of the Company.

4.21 Environmental Matters.

(a) Hazardous Material. The Company (i) has not received any written notice of any alleged claim, violation of or liability under any Environmental Law which has not heretofore been cured or for which there is any remaining liability; (ii) has not disposed of, emitted, discharged, handled, stored, used or released any Hazardous Materials, arranged for the disposal, discharge, storage or release of any Hazardous Materials, distributed, sold or transported any Hazardous Materials or any product containing Hazardous Materials, or exposed any employee or other individual to any Hazardous Materials so as to give rise to a violation of Environmental Laws or any liability or corrective or remedial obligation under any Environmental Laws, except for removal or storage of Hazardous Materials contained in typical office and janitorial products maintained in accordance with Environmental Laws; (iii) has not entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or the Hazardous Materials related activities of the Company; and (iv) has delivered to Buyer or made available for inspection by Buyer and its agents, representatives and employees all records in the Company’s possession concerning the Hazardous Materials activities of the Company and all environmental audits and environmental assessments of any facility owned, leased or used at any time by the Company conducted at the request of, or otherwise in the possession of the Company. There are no Hazardous Materials in, on, or under any properties owned, leased or used at any time by the Company such as could give rise to any material liability or corrective or remedial obligation of the Company under any Environmental Laws, except for Hazardous Materials contained in typical office and janitorial products maintained in accordance with Environmental Laws.

(b) Definitions. For the purposes of this Section 4.21, (i) “Environmental Laws” means all federal, state, local and foreign statutes, laws and regulations relating to pollution or protection of human health or the environment, including statutes, laws and regulations relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, recycling, use, treatment, storage, disposal, transport or handling of Hazardous Materials and including any Hazardous Materials related electronic waste, product content or product take-back requirements, (ii) “Hazardous Materials” means chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials (ACM), hazardous substances, petroleum and petroleum products or any fraction thereof, and (iii) “Hazardous Materials Activities” shall mean the transfer, recycling, storage, use, treatment, manufacture, removal, remediation, release, exposure of others to, sale, or distribution of any Hazardous Material by the Company or any product or waste containing a Hazardous Material, or product manufactured with Ozone depleting substances, including, without limitation, any required labeling, payment of waste fees or charges (including so-called e-waste fees) and compliance with any product take-back or product content requirements conducted by the Company.

(c) Permits. The Company currently holds all environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of its Hazardous Materials Activities, and other businesses of the Company as such activities and businesses are currently being conducted and as currently contemplated to be conducted by the Company.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Shareholders,

threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company. The Shareholders have no Knowledge of any fact or circumstance that would reasonably likely involve the Company in any environmental litigation or impose upon the Company any environmental liability.

(e) Reports and Records. The Shareholders have made available to Buyer all records in the Company’s possession, custody or control concerning the Hazardous Materials Activities of the Company relating to their business and all environmental audits and environmental assessments of any Leased Real Property, or otherwise in the possession, custody or control of the Company. The Company has complied in all material respects with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

4.22 Brokers’ and Finders’ Fees; Third Party Expenses. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, nor will Buyer incur, directly or indirectly, any such liability based on arrangements made by or on behalf of the Company.

4.23	Employee Benefit Plans and Compensation .

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including, but not limited to, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee, or with respect to which the Company or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean, for purposes of this Section 4.23 only, any current or former employee, consultant or director of the Company or any ERISA Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, contractor, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter or any agreement providing for compensation or benefits) between the Company or any ERISA Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA or “employee pension contribution plan,” within the meaning of Swedish law.

(b) Schedule. Section 4.23(b)(1) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company has not made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement. Section 4.23(b)(2) of the Company Disclosure Schedule sets forth a table setting forth the name and salary of each employee of the Company as of the date hereof. To the Knowledge of the Shareholders, no employee listed on Section 4.23(b)(2) of the Company Disclosure Schedule intends to terminate his or her employment for any reason. Section 4.23(b)(3) of the Company Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company.

(c) Documents. The Shareholders have made available to Buyer (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA the Code or other applicable laws in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA or other applicable laws with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company, (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan, (viii) all COBRA forms and other related notices, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) if applicable, all discrimination tests for each Company Employee Plan for the three most recent plan years, and (xi) all registration statements, annual reports and prospectuses prepared in connection with each Company Employee Plan.

(d) Employee Plan Compliance. The Company has performed all obligations required to be performed by them under, is not in default or violation of, and the Shareholders have no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to, ERISA or the Code when applicable. To the Knowledge of the Shareholders, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Shareholders, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Buyer, the Company or any ERISA Affiliate (other than ordinary administration expenses) subject to compliance with applicable law. There are no audits, inquiries or proceedings pending or to the Knowledge of the Shareholders or any ERISA Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company has timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Company Employee Plan is self-insured.

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company or any ERISA Affiliate contributed to or been obligated to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) Retiree Obligations. No Company Employee Plan or Employee Agreement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) Effect of Transaction. Except as expressly provided in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby nor any termination of employment or service in connection therewith will (i) result in any payment (including severance, golden parachute, bonus or otherwise), becoming due to any Employee, (ii) result in any forgiveness of indebtedness to an Employee or such Employee’s spouse or dependents, (iii) materially increase any benefits otherwise payable by the Company to an Employee or such Employee’s spouse or dependents, or (iv) result in the acceleration of the time of payment or vesting of any such benefits except as required under Section 411(d)(3) of the Code.

(j) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code. There is no agreement, plan, arrangement or other contract by which the Company is bound to compensate any Employee for excise taxes paid pursuant to Section 4999 of the Code. Section 4.23(j) of the Company Disclosure Schedule lists all persons who the Company reasonably believes are “disqualified individuals” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) as determined as of the date hereof.

(k) Section 409A. To the knowledge of Shareholders, no compensation shall be includable in the gross income of any Employee as a result of the operation of the Code Section 409A with respect to any arrangements or agreements in effect prior to the Closing Date.

(l) Employment Matters. The Company is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to Employees: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) is not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending or, to the Shareholders’ Knowledge after reasonable inquiry of the Employees, threatened or reasonably anticipated against the Company or any of the Company’s Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or, to the Knowledge of the Shareholders, threatened or reasonably anticipated claims or actions against Company or any Company trustee under any worker’s compensation policy. Subject to compliance with Swedish law, the services provided by each of the Company’s and its ERISA Affiliates’ Employees is terminable with cause by the Company. To the Knowledge of the Shareholders, neither the Company nor any ERISA Affiliate has direct or indirect liability with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(m) Labor. No work stoppage or labor strike against the Company is pending, or to the Knowledge of the Shareholders, threatened, or reasonably anticipated. The Shareholders have no Knowledge of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of the Shareholders, threatened or reasonably anticipated relating to any labor matters involving any Employee, including charges of unfair labor practices. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company does not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company. Within the past year, the Company has not incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local law that remains unsatisfied.

4.24 Insurance. Section 4.24 of the Company Disclosure Schedule lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company or any ERISA Affiliate, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any ERISA Affiliate pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company or any ERISA Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date), and the Company and its ERISA Affiliates are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies and bonds (or other policies and bonds providing substantially similar coverage) have been in effect since five years prior and remain in full force and effect. The Shareholders have no Knowledge of threatened termination of, or premium increase with respect to, any of such policies. Neither the Company nor any affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

4.25 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

4.26 Export Control Laws. The Company has at all times conducted its export transactions, if any, in accordance within all material respects (i) all applicable U.S. export and reexport controls, including the United States Export Administration Act and Regulations and Foreign Assets Control Regulations and (ii) all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing:

(a) The Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (i) the export and reexport by the Company of Company products, services, software and technologies and (ii) releases by the Company of Company technologies and software to foreign nationals located in the United States and abroad, the absence of which would constitute a Company Material Adverse Effect (“Export Approvals”);

(b) The Company is in compliance with the terms of all applicable Export Approvals;

(c) There are no pending or, to the Shareholders’ Knowledge, threatened claims against the Company with respect to such Export Approvals;

(d) To the Shareholders’ Knowledge, there are no actions, conditions or circumstances pertaining to the Company’s export transactions that are reasonably likely to give rise to any future claims; and

(e) The consummation of the transactions contemplated by this Agreement will not require any further such approvals, licenses or other consents that cannot be obtained expeditiously without material cost.

(f) Section 4.26(f) of the Company Disclosure Schedule sets forth the true, complete and accurate export control classifications applicable to the Company’s Products under Swedish law.

4.27 Foreign Corrupt Practices Act/OECD Convention. Neither the Company nor any of its officers, directors, nor, to the Shareholders’ Knowledge, any of its agents, employees or other Person associated with or acting on its behalf has, directly or indirectly, taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

4.28 Substantial Customers and Suppliers.

(a) Section 4.28(a) of the Company Disclosure Schedule lists the 10 largest customers of the Company on the basis of revenues collected or accrued for the 12 month period ending on the date of the Current Balance Sheet.

(b) Section 4.28(b) of the Company Disclosure Schedule lists the 10 largest suppliers of the Company on the basis of cost of goods or services purchased for the 12 month period ending on the date of the Current Balance Sheet.

(c) No such customer or supplier has (i) ceased or materially reduced its purchases from or sales or provision of services to the Company since the beginning of such 12 month period, (ii) to the Knowledge of the Shareholders, threatened to cease or materially reduce such purchases or sales or provision of services or (iii) to the Knowledge of the Shareholders been threatened with bankruptcy or insolvency.

4.29 Discontinued Business . To the Shareholders’ Knowledge, the Company has no material liability with respect to the Discontinued Business that is not reflected in the Company Balance Sheet.

4.30 Complete Copies of Materials. The Shareholders have made available true and complete copies of each document (or summaries of same) that has been requested by Buyer or its counsel in connection with this Agreement or Related Agreements, including all Contracts and other documents listed on the Company Disclosure Schedule.

4.31 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement, when taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each of the Shareholders that on the date hereof and as of the Closing Date, as though made at the Closing Date, as follows:

5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Buyer has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified or licensed would have a material adverse effect on the overall business, assets or results of operations of Buyer.

5.2 Authority. Buyer has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is or will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any Related Agreements to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer and no further action is required on the part of the Buyer to authorize the Agreement and any Related Agreements to which it is or will be a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Buyer is or will be a party have been duly executed and delivered by Buyer and constitute or will constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, subject to the Bankruptcy Exception.

5.3 Capital Resources. Buyer has sufficient capital resources to pay the Aggregate Purchase Price, the Employee Bonus Amount and deposit the Escrow Amount and Earn-Out Amount into separate escrow accounts at Closing.

5.4 Investment Intent.

(a) The shares of Company Capital Stock to be purchased by Buyer hereunder are being or will be acquired for the Buyer’s own account for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the Securities Act of 1933 or applicable state securities laws.

(b) The Buyer is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Company Capital Stock.

(c) The Buyer acknowledges and understands that the Company Capital Stock constitute “restricted securities” under the Securities Act and have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Buyer’s investment intent as expressed herein. The Buyer further understands that the Company Capital Stock must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

(d) The Buyer is familiar with the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly from the issuer thereof, in a non-public offering subject to the satisfaction of certain conditions, including, but not limited to: (1) the resale occurring not less than one (1) year after the later of the date the securities were sold by the Company or the date they were sold by an affiliate of the Company, within the meaning of Rule 144; and, in the case of an affiliate, or of a non-affiliate who has held the securities less than two (2) years, (2) the availability of certain public information about the Company, (3) the sale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a market maker (as said term is defined under the Exchange Act), and (4) the amount of securities being sold during any three (3) month period not exceeding the specified limitations stated therein, if applicable.

(e) The Buyer is able to bear the risk of the investment, to hold the Company Capital Stock for an indefinite period of time and to suffer a complete loss of the investment.

(f) The Buyer acknowledges the share certificate evidencing the Company Capital Stock sold hereunder may be endorsed with the following legends or substantially similar legends (in addition to any legends required under applicable foreign securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF THE SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO THE QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM QUALIFICATION BY SECTION 25100, 25102 OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON THE QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

5.5 No Conflict. The execution and delivery by Buyer of this Agreement and any Related Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (i) any provision of the Buyer’s articles of incorporation or bylaws, as amended, (ii) any Contract that Buyer is required to file with the SEC to which the Buyer is party or by which any of its respective properties or assets (whether tangible or intangible) are bound, or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation of any Governmental Entity applicable to the Buyer, or any of the Buyer’s properties or assets (whether tangible or intangible).

5.6 Consents. No consent, waiver, approval, clearance, order or authorization of, or registration, declaration or filing with, any Governmental Authority, or any third party with whom Buyer has entered into a Contract with, where such Contract is required to be filed with the SEC (collectively “Buyer Consents”), is required by or with respect to Buyer in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except those Buyer Consents listed on Schedule 5.6.

5.7 No Material Adverse Effect. Since March 31, 2007, there has been no event or condition of any character that has had or to the Knowledge of Buyer is reasonably likely to have a Buyer Material Adverse Effect. “Knowledge of the Buyer” shall mean the actual knowledge of the officers and directors of Buyer.

ARTICLE VI

CONDUCT PRIOR TO THE CLOSING DATE

6.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date except as expressly contemplated by this Agreement and the Related Agreements, the Shareholders agree to cause the Company to (i) conduct the Business of Company, except to the extent that Buyer shall otherwise consent in writing (which consent will not be unreasonably withheld), in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, (ii) pay the debts and Taxes of the Company when due, (iii) pay or perform other material obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and (iv) use its commercially reasonable best efforts to keep available the services of the present officers and Employees of the Company and preserve the relationships of the Company and with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company at the Closing Date. The Shareholders’ Representative shall promptly notify Buyer of any material event or occurrence or emergency involving the Company of which the Shareholders’ Representative becomes aware that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Closing Date. Except as expressly contemplated by this Agreement and the Related Agreements, the Shareholders shall take reasonable steps to cause Company to not, without the prior written consent of Buyer (which consent will not be unreasonably withheld):

(a) cause or permit any modifications, amendments or changes to the Charter Documents;

(b) undertake any expenditure, transaction or commitment exceeding $10,000 individually or $20,000 in the aggregate, except in the ordinary course of business consistent with past practice (including the purchase of supplies or products for the sale to customers) or (ii) any commitment or transaction of the type described in Section 4.13 hereof;

(c) pay, discharge, waive or satisfy, in an amount in excess of $10,000 in any one case, or $20,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business or liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies or rates) other than as required by Swedish GAAP;

(e) make or change any material election in respect of Taxes not consistent with prior practices, adopt any new or change any accounting method in respect of Taxes, enter into any agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or file any material Return unless a copy of such Return has been delivered to Buyer for review a reasonable time prior to filing and Buyer has approved such Return, which approval shall not be unreasonably withheld or delayed;

(f) materially revalue any of its assets (whether tangible or intangible), including writing down the value of inventory or writing off notes or accounts receivable;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or directly or indirectly repurchase, redeem or otherwise acquire any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable for Company ordinary shares);

(h) increase or otherwise change the salary or other compensation payable or to become payable to any officer, director, employee, consultant or advisor, except payments made pursuant to written agreements existing on the date hereof and disclosed in the Company Disclosure Schedule or as required by law or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person except payments made pursuant to written agreements existing on the date hereof and disclosed in the Company Disclosure Schedule or as required by law;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including the sale of any accounts receivable of the Company, except properties or assets (whether tangible or intangible) which are not Company Intellectual Property and only in the ordinary course of business and consistent with past practice, and except sales and license of products and services in the ordinary course of business pursuant to the Company’s standard form of end user license agreement and terms and conditions in the form previously provided to Buyer;

(j) make any loan to any Person or purchase debt securities of any Person or amend the terms of any outstanding loan agreement providing for a loan by the Company to any Person, except for advances to employees for travel and business expenses and extensions of credit, in each case, in the ordinary course of business consistent with past practices;

(k) incur any indebtedness for borrowed money, amend the terms of any outstanding loan agreement, guarantee any indebtedness for borrowed money of any Person, issue or sell any debt securities or guarantee any debt securities of any Person;

(l) waive or release any right or claim of the Company, including any write-off or other compromise of any account receivable of the Company, other than amounts subject to reserve on the current balance sheet;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation by or against the Company or relating to any of its businesses, properties or assets;

(n) issue, grant, deliver or sell or authorize or propose or contract for the issuance, grant, delivery or sale of, or purchase or propose or contract for the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating the Company to issue or purchase any such shares or other convertible securities;

(o)(i) sell, lease, license or transfer to any Person any rights to any Company Intellectual Property or enter into any agreement or modify or amend any existing agreement with respect to any Company Intellectual Property with any Person or with respect to any Intellectual Property of any Person except in the ordinary course of business consistent with past practice, (ii) purchase or license any Intellectual

Property or enter into any agreement or modify or amend any existing agreement with respect to the Intellectual Property of any Person, other than standard off the shelf software that is not used in the design or development of the Company’s products, (iii) enter into any agreement or modify or amend any existing agreement with respect to the development by the Company of any Intellectual Property with a third party, or (iv) propose or consent to any change to pricing or royalties set or charged by the Company to its customers or licensees, or the pricing or royalties set or charged by Persons who have licensed Company Intellectual Property to the Company;

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(r) terminate, amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material or any equity securities, individually or in the aggregate, to the business of the Company;

(t) adopt or amend any Company Employee Plan, enter into or amend any Employee Agreement or enter into any employment contract;

(u) enter into any strategic alliance, affiliate agreement or joint marketing arrangement or agreement;

(v) take any action to accelerate the vesting schedule of any of the outstanding Company Capital Stock;

(w) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(x) cancel or amend any insurance policy; or

(y) take, commit, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through 6.1(x) hereof, or any other action that would reasonably be expected to (i) prevent the Company from performing, or cause the Company not to perform, its covenants or agreements hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect (such that the condition set forth in 8.2(a) would not be satisfied).

6.2 No Solicitation.

(a) Until the earlier of (i) the Closing Date, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 10.1 hereof, the Shareholders shall not (and shall take reasonable steps to cause the Company to not permit, as allowed under applicable law, any of its officers, directors, employees, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Buyer and its designees: (a) solicit, encourage, seek, support, assist, or initiate any inquiry or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Capital Stock (whether or not outstanding), whether by stock purchase, purchase of assets, tender offer, license or otherwise, or effect any such transaction (any such offer or proposal, an “Acquisition Proposal”), (b) disclose any information not customarily disclosed to any Person concerning the business, technologies or properties of the Company, or afford to any Person access to its or their respective properties, technologies, books or records, not customarily afforded such access, (c) assist or cooperate with any Person in connection with an Acquisition Proposal or (d) enter into any agreement with any person relating to an Acquisition Proposal. The Shareholders shall (and shall cause the Company to) immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Buyer) that are the subject matter of clause (a), (b), (c) or (d) above.

(b) The Shareholders shall notify Buyer promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or modification of or amendment to any Acquisition Proposal, or request for nonpublic information not customarily disclosed relating to the Company or for access to the properties, books or records of the Company not customarily afforded, or notice by any Person that it is considering making, or has made, an Acquisition Proposal. Such notice to Buyer shall be made orally and in writing and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information not customarily disclosed or access to the books and records of the Company not customarily afforded and the terms of any such Acquisition Proposal or modification or amendment to the Acquisition Proposal. The Shareholders shall keep Buyer fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 2 or Section 6.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the parties shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 2 or Section 6.2 and to enforce specifically the terms and provisions hereof in any court of the United States located in the State of New York or the State of New York having jurisdiction, this being in addition to any other remedy to which the parties may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of Section 2 or Section 6.2 by any officer, director, agent, representative or affiliate of a party shall be deemed to be a breach of this Agreement.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Information. The Shareholders shall take reasonable efforts to afford Buyer and its accountants, counsel and other representatives, reasonable access during reasonable business hours and upon reasonable prior notice to the Shareholders’ Representative during the period from the date hereof through the Closing Date to (i) all of the properties (including for the performance of environmental tests or investigations as Buyer may reasonably require), books, contracts, commitments and records of the Company, including all Company Intellectual Property (including access to design processes and methodologies and all source code, provided that each individual reviewing source code will enter into a nondisclosure agreement with the Company in a form reasonably acceptable to the Company), (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company as Buyer may reasonably request, and (iii) all current employees of the Company as identified by Buyer. The Shareholders agree to take reasonable steps to provide to Buyer and its accountants, counsel and other representatives copies of internal Company financial statements (including Tax Returns and supporting documentation) promptly upon request. Buyer will provide the Shareholders with copies of such publicly available information about Buyer as the Shareholders may request and will provide the Shareholders with reasonable access to appropriate members of Buyer’s management, as determined by Buyer, to discuss Buyer’s business, including but not limited to Buyer’s financial performance and projections, provided that each individual receiving such information will enter into a nondisclosure agreement with Buyer in a form reasonably acceptable to Buyer. No information or knowledge obtained in any investigation pursuant to this Section 7.1 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Stock Purchase in accordance with the terms and provisions hereof.

7.2 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 7.1 hereof, in due diligence, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of the Confidentiality Agreement dated January 12, 2007 (the “Nondisclosure Agreement”), between the Company and Buyer. Buyer and the Shareholders agree that such information will constitute “Confidential Information” as contemplated by the Nondisclosure Agreement, notwithstanding any failure (i) to specifically designate such information as “Confidential,” “Proprietary” or some similar designation and (ii) to confirm in writing that information communicated orally is “Confidential Information.” The Shareholders further acknowledge that the Buyer Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws. Accordingly, the Shareholders acknowledge and agree not to engage in any discussions or correspondence regarding or transactions in the Buyer Common Stock in violation of applicable securities laws.

7.3 Public Disclosure. Neither Buyer nor the Shareholders (nor any of their respective representatives) shall issue any statement or communication to any third party (other than their agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other, except that this restriction shall be subject to Buyer’s obligation to comply with applicable securities laws and the rules of the Nasdaq Stock Market provided that Buyer shall make reasonable efforts to notify the Shareholders’ prior approval of any disclosure pursuant to such exception.

7.4 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to cause all conditions to the obligations of the other parties hereto to effect the Stock Purchase to occur, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Buyer shall not be required to agree to (x) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Buyer, its subsidiaries or affiliates or of the Company, (y) the imposition of any limitation on the ability of Buyer, its subsidiaries or affiliates or the Company to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Buyer, the businesses of the Company, or (z) the imposition of any impediment on Buyer, its subsidiaries or affiliates or the Company under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices (any such action described in (x), (y) or (z), an “Action of Divestiture”). Nothing in this Agreement shall require Buyer, the Company or the Shareholders to litigate with any Governmental Entity.

7.5 Notification of Certain Matters. The Shareholders shall give prompt notice to Buyer of: (i) the occurrence or non-occurrence of any event of which the Shareholders have Knowledge, which occurrence or non-occurrence is likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate at or prior to the Closing Date, and (ii) any failure of the Shareholders to comply with or satisfy in any material respect any covenant, condition or agreement in to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.5 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by the Shareholders pursuant to this Section 7.5 shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant, except as expressly agreed upon in writing by Buyer.

7.6 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Stock Purchase and the transactions contemplated hereby.

7.7 Consents. Prior to the Closing Date, the Shareholders shall use their commercially reasonable efforts to obtain or cause the Company to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Stock Purchase or for any such Contracts to remain in full force and effect, all of which are required to be listed in Section 4.5 of the Company Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Closing Date. Such consents, waivers and approvals shall be in a form reasonably acceptable to Buyer. In the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Shareholders shall be responsible for making all payments required to obtain such consent, waiver or approval.

7.8 Proprietary Information and Inventions Assignment Agreement. The Shareholders shall take commercially reasonable steps cause each current employee of the Company to have entered into and executed, and each person who becomes an employee of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, an Employee Proprietary Information

Agreement with the Company effective as of such employee’s first date of employment or service. The Shareholders shall cause each person who becomes a consultant or contractor of the Company after the date hereof and prior to the Closing shall be required by the Company to enter into and execute, a Consultant Proprietary Information Agreement (together with the Employee Proprietary Information Agreement, the “Proprietary Agreements”) with the Company effective as of such consultant or contractor’s first date of service.

7.9 Non-Competition. During the period commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (or such shorter period as permitted by applicable law), each Founder shall not directly or indirectly, whether or not such Founder receives remuneration, (i) prepare or conduct business in competition with the business of the Company as of the Closing Date (the use of hardware to prototype “ASICs” or any custom IC, including ASSPs), or, directly or indirectly, accept employment or acquire an equity share (including a profit share) in any Person or otherwise assist such Person in conducting such business (other than holding less than 1% of any public company) or otherwise assist such a Person, nor (ii) encourage one or more of the customers or suppliers of the business of the Company as of the Closing Date to leave Buyer, entirely or partly, or transfer the Buyer’s customers to a business which is in competition with the business of the Company as of the Closing Date.

7.10 Employment Agreements.

(a) The Buyer shall provide employment offer letters (“Offer Letters”) to all employees of the Company and the Shareholders shall take commercially reasonable efforts to cause all such employees to accept such offers of employment, other than the Founders (whose Founder Employment Agreements will be entered into concurrently herewith), such that all employees of the Company will be employed by the surviving company pursuant to employment agreements consistent with their existing terms as modified herein and containing the following provisions:

(i) In no event shall any Company employee’s salary or benefits, on an aggregate basis, be reduced from its immediate pre-Closing level. If, within one year after the Closing, any Company employee (other than a Founder or a U.S.-based Company employee) is terminated without cause (made redundant), the employee will receive a termination bonus of one year of salary (excluding compensation for vacation, pension, bonus and any other employment benefits) in addition to the normal termination benefits (the “Termination Bonus”); provided the employee executes a release of claims for the benefit of Buyer (if such release is consistent with Swedish law).

(ii) If, within two years after the Closing, any Company employee (other than a Founder or a U.S.-based Company employee) is required to relocate to a primary place of work more than 50 miles from such employee’s then current place of work, the employee may elect to terminate his or her employment and receive the Termination Bonus, provided such employee executes a release of claims for the benefit of Buyer (if such release is consistent with Swedish law) or be relocated with the employee’s consent at Buyer’s reasonable cost. The Termination Bonus shall not form the basis for the calculation of any other employment benefits. The Termination Bonus and normal termination benefits shall not be deducted from the Aggregate Purchase Price.

(iii) Buyer will give Company employees credit for prior service at the Company for purposes of eligibility and vesting under any plan of Buyer intended to qualify within the meaning of Section 401(a) of the Code, and Buyer shall provide credit for service with the Company for the purpose of determining benefit levels under any vacation or sick leave plans or programs. Notwithstanding the foregoing, no service credit shall be granted where doing so will result in a duplication of benefits.

(b) Variable Incentive Pay: After the Closing, the Company employees (other than Company sales employees) will participate in Buyer’s Variable Incentive Pay Plan, as amended to permit employees of wholly owned subsidiaries of Buyer in Sweden to participate (the “VIPP”), with the potential to receive bonuses under the VIPP of between 7% to 20% of their base salary, based on the position of the employee. The VIPP targets will be Buyer company-wide targets as approved by the Buyer Board of Directors. The payouts of the VIPP bonuses will be as set forth in the VIPP, as approved by the Buyer Board of Directors. The Buyer will provide copies of the VIPP to the Company.

7.11 No Liability for New Employees or Former Employees. The parties hereto agree that in the event the Stock Purchase is not consummated, Buyer shall not have any liability for (a) any employees hired by the Company after the date hereof and (b) any employees that terminate their employment with the Company after the date hereof.

7.12 Resignation of Officers and Directors. The Shareholders shall cause each director of the Company to execute a resignation letter from such position but not employment by the Company, if applicable, effective as of the Closing Date.

7.13 Expenses. Whether or not the Stock Purchase is consummated, all fees and expenses incurred in connection with the Stock Purchase, including without limitation all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the Term Sheet dated March 21, 2007 between Buyer and the Shareholders relating to the Stock Purchase (the “Term Sheet”), this Agreement and the transactions contemplated hereby (collectively, “Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses; provided, however, that if the Stock Purchase is consummated, Buyer agrees to pay (i) on or prior to the Closing Date up to $150,000 of the reasonable and documented Third Party Expenses incurred by the Company and the Shareholders and (ii) the Audit Fees (the “Buyer Expense Obligation”) up to and including the Closing Date. The Shareholders shall provide Buyer with a statement of Estimated Third Party Expenses showing detail of both the paid and unpaid Third Party Expenses incurred by the Company and/or the Shareholders as of the Closing Date not less than three (3) Business Days prior to the Closing Date in form reasonably satisfactory to Buyer (the “Statement of Expenses”) and the Statement of Expenses shall be certified as true and correct estimates in form reasonably acceptable to Buyer as of the Closing Date by the Shareholders. The Statement of Expenses will reflect all Third Party Expenses incurred or expected to be incurred by the Shareholders and/or the Company as a result of the negotiation and effectuation of the Term Sheet, this Agreement and the transactions contemplated hereby.

7.14 GAAP Audit. The Company shall have retained Ernst & Young AB to complete a GAAP audit of its financial statements for the two most recently completed fiscal years and the period from September 1, 2006 to April 30, 2007. Such financial statements and audit report shall be available no later than two weeks prior to the proposed date of the Closing and shall be suitable for inclusion in Buyer’s SEC filings. In the event that Buyer elects to complete the transaction after the delivery of such financial statements but prior to the two week anniversary of their delivery, Buyer shall have no right to seek any indemnification for failure of the Shareholders to deliver such financial statements on time.

7.15 Tax Matters. For purposes of this Agreement, with respect to any taxable period commencing before the Closing Date and ending after the Closing Date (a “Straddle Period”), the portion of any Tax that is attributable to the Pre-Closing Period shall be (A) in the case of a Tax that is not based on net income, gross income, premiums or gross receipts, the total amount of such Tax for the period in question multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period, and the denominator of which is the total number of days in such Straddle Period, and (B) in the case of a Tax that is based on any of net income, gross income, premiums or gross receipts, the Tax that would be due with respect to the Pre-Closing Period if such Pre-Closing Period were a separate taxable period, except that exemptions, allowances, deductions or credits that are calculated or determined on an annual basis (such as the deduction for depreciation or capital allowances) shall be determined first on that basis and then apportioned on a per diem basis.

ARTICLE VIII

CONDITIONS TO THE STOCK PURCHASE

8.1 Conditions to Obligations of Each Party to Effect the Stock Purchase. The respective obligations of the Shareholders and Buyer to effect the Stock Purchase shall be subject to the satisfaction or waiver, at or prior to the Closing Date, of the following conditions:

(a) No Order; Injunctions; Restraints; Illegality. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Stock Purchase illegal or otherwise prohibiting or preventing consummation of the Stock Purchase.

8.2 Conditions to the Obligations of Buyer. The obligations of Buyer to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing date of each of the following conditions, any of which may be waived, in writing, exclusively by Buyer:

(a) Representations and Warranties. (i) The representations and warranties of Shareholders in this Agreement (other than the representations and warranties of the Shareholders as of a specified date, which shall be true and correct as of such date), shall have been true and correct on the date of this Agreement and shall be true and correct in all material respects (except for representations and warranties qualified by “materiality” or “Company Material Adverse Effect” which shall be true and correct in all respects as set forth therein), on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(b) Covenants. The Shareholders shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing, except with respect to the covenants set forth in Sections 6.2, 7.8, 7.12, 7.13 and 7.15 with which the Shareholders shall have performed and complied in all respects.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened, (i) against Buyer or the Company, its respective properties or any of its respective officers, directors or subsidiaries arising out of, or in any way connected with, the Stock Purchase or the other transactions contemplated by the terms of this Agreement or otherwise seeking any of the results set forth in Section 8.1(a) hereof or (ii) against the Company, its properties or any of its officers, directors or subsidiaries that has had or is reasonably likely to have a Company Material Adverse Effect.

(d) Securities Law Compliance. Shareholders shall have complied with the requirements of one or more other exemptions from registration under applicable Swedish law, the Securities Act and any applicable states law in connection with the Stock Purchase.

(e) Governmental Approval. All material approvals from any Governmental Entity set forth on Schedule 8.2(e) hereto shall have been timely obtained, and all filings under applicable blue sky laws relating to the transactions contemplated by this Agreement shall have been made.

(f) Third Party Consents. The Shareholders shall have delivered to Buyer all necessary assignment of Material Contracts and consents, waivers, and approvals of parties to any Material Contract (including Lease Agreements) each as set forth on Schedule 8.2(f) hereto as are required thereunder in connection with the Stock Purchase, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing Date.

(g) Termination of Founders’ Employment Agreements. The Company shall have entered into the Founders’ Employment Agreements and shall have terminated any prior Employee Agreement with the Shareholders, effective as of and contingent upon the Closing and, from and after the Closing, each such agreement shall be of no further force or effect. In addition, each Shareholder shall have agreed to waive any rights under any such Employee Agreement.

(h) Employment Agreements. Each of the Company’s employees whose work is principally located in Sweden or who is principally domiciled in Sweden shall have executed such employee’s Offer Letter and shall be employed by the Buyer on or prior to the Closing Date as set forth in Section 7.10 hereof.

(i) Proprietary Agreements. Each of the Company’s employees and consultants shall have entered into and executed a Proprietary Agreement with the Company as set forth in Section 7.8 hereof.

(j) Legal Opinion. Buyer shall have received a legal opinion from Advokatfirman Delphi & Co., legal counsel to the Shareholders, substantially in the form attached hereto as Exhibit C.

(k) Certificate of the Shareholders. Buyer shall have received certificates from each Shareholder on their own behalf, to the effect that, as of the Closing:

(i) the representations and warranties of the Shareholders in this Agreement (other than the representations and warranties of the Shareholders as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (except for representations and warranties qualified by “materiality” or “Company Material Adverse Effect” which shall be true and correct in all respects as set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date.

(ii) the Shareholders have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such party as of the Closing; and

(iii) the conditions to the obligations of Buyer set forth in this Section 8.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(l) Certificate of Secretary of Company. Buyer shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Charter Documents and (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Stock Purchase and the transactions contemplated hereunder, were unanimously approved the Board of Directors.)

(m) Certificate of Good Standing. Buyer shall have received a long-form certificate of good standing from the Swedish Companies Registration Office which is dated within two (2) Business Days prior to Closing with respect to the Company.

(n) Certificate of Status of Foreign Corporation. Buyer shall have received a Certificate of Status of Foreign Corporation of the Company from the applicable Governmental Entity in each jurisdiction where it is required to be qualified to do business as set forth in Section 4.1(a) of the Disclosure Schedule, all of which are dated within two (2) Business Days prior to the Closing.

8.3 Conditions to Obligations of the Shareholders. The obligations of Shareholders to effect the Stock Purchase shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Shareholders:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Buyer in this Agreement (other than the representations and warranties of Buyer as of a specified date, which shall be true and correct as of such date), shall have been true and correct when made and shall be true and correct in all material respects (except for representations and warranties qualified by “materiality” or “Buyer Material Adverse Effect” which shall be true and correct in all respects as set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date, and (ii) Buyer shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date, except with respect to the covenants set forth in Sections 7.10(a) and 7.13 which the Buyer shall have performed and complied with in all respects.

(b) Securities Law Compliance. Buyer shall have complied with the requirements of one or more other exemptions from registration under applicable Swedish law, the Securities Act and any applicable states law in connection with the Stock Purchase.

(c) Governmental Approval. All material approvals from any Governmental Entity set forth on Schedule 8.2(e) hereto shall have been timely obtained.

(d) Escrow Agreement. The Buyer, Shareholders and the Escrow Agent shall have executed the Escrow Agreement.

(e) Founder Employment Agreements. The Buyer, Shareholders and the Company shall have entered into Founders’ Employment Agreements effective as of and contingent upon the Closing.

(f) Certificate of Buyer. The Shareholders shall have received a certificate from Buyer executed by a Vice President for and on its behalf to the effect that, as of the Closing:

(i) all representations and warranties made by Buyer in this Agreement (other than the representations and warranties of Buyer as of a specified date, which were true and correct as of such date) were true and correct on the date they were made and are true and correct in all material respects (except for representations and warranties qualified by “materiality” or “Buyer Material Adverse Effect” which shall be true and correct in all respects as set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such date;

(ii) Buyer have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed or complied with by such parties as of the Closing; and

(iii) the condition to the obligations of the Shareholders set forth in Section 8.3 has been satisfied (unless otherwise waived in accordance with the terms hereof).

ARTICLE IX

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

9.1 Survival of Representations and Warranties. The representations and warranties of the Shareholders contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement, shall survive until the 18 month anniversary of the Closing Date (such date, the “Survival Date”) and thereafter shall terminate; provided, that in the event of fraud or willful misconduct, or breaches of the representations and warranties in Sections 3.4(a), 4.12 and 4.23, such representation or warranty shall survive for a period equal to the applicable statute of limitations with respect to the Person committing such fraud or willful misconduct, or breach and thereafter shall terminate. The representations and warranties of Buyer contained in this Agreement, the Related Agreements or in any certificate or other instrument delivered pursuant to this Agreement shall terminate at the Closing.

9.2 Indemnification. Subject to the limitations in Section 9.3(b), by virtue of the Stock Purchase, from and after the Closing Date, the Shareholders agree to severally and not jointly indemnify and hold harmless Buyer and its officers, directors, affiliates, employees, agents and representatives (the “Indemnified Parties”) against all claims, losses, liabilities, damages, deficiencies, diminution in value, costs, interest, awards, judgments, penalties and expenses, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against or settling any of the foregoing (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties, or any of them, as a result of (i) any breach or inaccuracy of a representation or warranty of the Shareholders contained in this Agreement or in any certificates or other instruments delivered by or on behalf of the Shareholders pursuant to this Agreement (provided that, in the event of any such breach or inaccuracy, for purposes of determining the amount of any Loss no effect will be given to any qualification as to “materiality”, a “Company Material Adverse Effect” or “Knowledge” contained therein), (ii) any breach or default by the Shareholders of any covenant applicable to any of them contained in this Agreement or any certificates or other instruments delivered by the Shareholders pursuant to this Agreement, (iii) any fraud or willful misconduct, (iv) the Excess Third Party Expenses Indemnification Amount, if any, (v) any Losses from the prior operation of the Discontinued Business incurred or sustained by the Indemnified Party; (vi) all material liabilities for Taxes attributable to the Company for taxable years or periods (or portions thereof) that end on or before the Closing Date (each, a “Pre-Closing Period”) which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, other than any liability for Taxes since the date of the Current Balance Sheet incurred in the ordinary course of business, and (vii) any payment or consideration arising under any consents, waivers or approvals required by Section 7.7. To the extent that representations, warranties or covenants overlap, for purposes of determining the amount of any Loss, no effect shall be given to more than one breach or inaccuracy, provided that there is no separate and distinct Loss attributable to each individual breach or inaccuracy. Notwithstanding anything to the contrary, no Indemnifying Party shall be liable for any incidental, special, indirect, consequential or punitive damages whatsoever arising out of or related to this Agreement. Except as expressly provided in this Agreement, the Shareholders (including any officer or director of the Company) shall not have any right of contribution, indemnification or right of advancement from the Buyer with respect to any Loss claimed by an Indemnified Party.

In the event that the Indemnified Party makes any single claim for a Loss pursuant to Section 9.5(d) hereof in an amount equal to or greater than $1,000,000, then to the extent that the Indemnified Party recognizes any actual reduction in income Taxes payable by such Indemnified Party in the year of such Loss (after taking into account the taxability of any indemnity payment made hereunder) solely as the result of the deductibility for income Tax purposes of such Loss, and assuming all other available losses, deductions and other Tax attributes are utilized prior to such Loss in reducing such income Taxes payable, the Indemnified Party shall remit the amount of any such reduction in income Taxes to the Shareholders and the Advisor after the expiration of any applicable statues of limitations relating to the deduction of such Loss.

9.3 Third Party Claims.

(a) In the event an Indemnified Party becomes aware of a third party claim which such Indemnified Party believes may result in a claim for indemnification pursuant to Section 9.2 (a “Third Party Claim”), such Indemnified Party shall promptly notify an Indemnifying Party of such Third Party Claim. No delay in notifying any Indemnifying Party of such Third Party Claim in accordance with the terms hereof shall affect an Indemnified Party’s rights hereunder, unless (and then only to the extent that) the applicable Indemnifying Party is materially prejudiced thereby. In the event that a Shareholder or the Shareholders’ Representative is served with a third party claim which is related to the Business within the applicable indemnification survival period as set forth in Section 9.1, the Shareholder or the Shareholders’ Representative, shall promptly notify the Buyer of such claim. No delay in notifying Buyer of such third party claim in accordance with the foregoing sentence shall constitute a breach of such covenant by a Shareholder or the Shareholders’ Representative’, unless (and then only to the extent that) the Buyer is materially prejudiced thereby.

(b) Buyer shall have the right, in its sole discretion, to elect to conduct the defense of any Third Party Claim (and the reasonable costs and expenses incurred by Buyer in connection with such defense, including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs, shall be included in the Losses for which the Indemnified Parties may seek indemnification pursuant to Section 9.2). The Buyer shall promptly deliver to the Shareholders’ Representative copies of all pleadings, notices and communications with respect to such Third Party Claim to the extent that receipt of such documents does not in the reasonable and good faith judgment of Buyer affect any privilege relating to any Indemnified Party, and the Shareholders’ Representative shall be entitled, at the expense of the Shareholders, to participate in, but not to determine or conduct, any defense of any such Third Party Claim with respect to any such Third Party Claim. Buyer shall have the right in its sole discretion to settle any Third Party Claim following consultation with the Shareholder’s Representative. In the event that Buyer settles a Third Party Claim and the Shareholders’ Representative consents to such settlement in writing such consent shall be an irrevocable acknowledgement by the Shareholders that Buyer is entitled to the full amount of any claim for Losses incurred by Buyer in connection with such settlement. If such settlement is obtained without the written consent of the Shareholders’ Representative, Buyer must seek indemnification for such Losses pursuant to Section 9.5(d) hereof. If Buyer does not assume the defense of any Third Party Claim, then the Shareholders may defend such claims and shall solely control the conduct and settlement of such claims; provided, however, that in the event that Buyer incurs any Losses in connection with such defense, Buyer shall be entitled to seek indemnification for such Losses pursuant to Section 9.5(d) hereof.

9.4 Maximum Liability; Remedy.

(a) Except as set forth in Section 9.4(b) hereof, (i) the maximum aggregate liability of the Shareholders arising out of or relating to this Agreement, including without limitation, the liability for any Losses pursuant to the indemnity set forth in Section 9.2 hereof or otherwise, and the sole source of recovery in respect of Shareholders’ liability arising out of or relating to this Agreement, shall be the Escrow Fund and (ii) the maximum amount that the Indemnified Parties may recover from a Shareholder individually arising out of or relating to this Agreement, whether pursuant to the indemnity set forth in Section 9.2 hereof or otherwise for Losses shall be limited to, and the sole source of recovery in respect thereof shall be, such Shareholder’s Pro Rata Portion of the Escrow Fund. The Shareholders shall have no liability for any claim or demand beyond the applicable indemnification survival periods set forth in Section 9.1, subject to the resolution of any pending or unsatisfied claims against the Escrow Fund made pursuant to Section 9.5(d).

(b) In the event of Losses arising out of any fraud or willful misconduct or breaches of the representations and warranties in Sections 3.4(a), 4.12 and 4.23, such Shareholder shall be severally, and not jointly, liable for (and the Escrow Fund shall not be the exclusive remedy for) and shall indemnify and hold the Indemnified Parties harmless for all such Losses up to the full amount of the portion of Aggregate Purchase Price received by such Shareholder. Notwithstanding anything to the contrary, the aggregate maximum liability of each Shareholder arising out of or relating to this Agreement and the Related Agreements is the portion of the Aggregate Purchase Price received by such Shareholder.

(c) Notwithstanding anything to the contrary, neither Buyer nor the Shareholders shall have any liability to the other in the event the Stock Purchase is terminated pursuant to Article X hereof.

(d) Notwithstanding anything to the contrary herein, the parties hereto agree and acknowledge that any Indemnified Party may bring a claim for indemnification for any Loss under this Article IX notwithstanding the fact that such Indemnified Party had knowledge of the breach, event or circumstance giving rise to such Loss prior to the Closing or waived any condition to the Closing related thereto.

(e) If the transactions contemplated hereby are consummated, the Indemnified Parties may not recover pursuant to the indemnity set forth in Section 9.2 hereof or otherwise unless and until Losses in excess of $100,000 in the aggregate (the “Deductible”) have been incurred (other than for Losses incurred pursuant to clauses (iii) through (vii) of Section 9.2 hereof which shall not be subject to Deductible), in which case Buyer shall be entitled to recover for all such Losses including the first $100,000).

(f) Notwithstanding anything to the contrary herein, nothing shall prohibit Buyer from seeking and obtaining recourse against the Shareholders and the Advisor, or any of them, in the event that Buyer issues more than the Aggregate Purchase Price plus applicable interest to which the Shareholders and the Advisor, or any of them, are entitled pursuant to Section 2.2(a) of this Agreement.

9.5 Escrow Arrangements.

(a) Escrow Fund. The Escrow Amount, as it may be supplemented from time to time shall constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth in the Escrow Agreement. The Escrow Fund shall be available to compensate the Indemnified Parties for any indemnification claims arising under Section 9.2.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing Date and shall terminate at 5:00 p.m., Pacific time on the calendar day that is 18 months after the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable good faith judgment of Buyer, is necessary to satisfy any pending or unsatisfied Claims with respect to any Losses subject to Section indemnification specified in any Officer’s Certificate (delivered during the Escrow Period) with respect to facts and circumstances existing on or prior to the date that is 18 months following the Closing Date. Following the termination of the Escrow Period, the Escrow Agent shall deliver to each of the Shareholders and the Advisor such person’s Pro Rata Portion (if any) of the remaining portion of the Escrow Fund not required to satisfy any then pending or unsatisfied Claims against the Escrow Fund set forth in any Officer’s Certificates, and shall deliver to each of the Shareholders and the Advisor such person’s Pro Rata Portion of the remaining portion of the Escrow Fund, if any, following resolution of all such Claims. Notwithstanding anything to the contrary set forth herein, each of the parties hereto has consulted with its own tax advisors with respect to the tax consequences of the escrow payments and the transactions contemplated herein and no party makes any representation with respect to such tax consequences.

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the relevant escrow periods in a segregated account specifically identified to the Shareholders and the Advisor, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer and shall hold and dispose of the Escrow Fund only in accordance with the terms of the Escrow Agreement.

(ii) The Escrow Fund shall be invested in securities agreed to by Buyer and the Shareholders’ Representative and any interest paid on the Escrow Fund shall be added to the Escrow Fund and become a part thereof. For any period of time before such securities can be purchased by Buyer or after such securities mature, the Escrow Fund shall be invested in a business money market account of a nationally recognized banking institution and any interest paid on such cash portion of the Escrow Fund shall be added to the Escrow Fund and become a part thereof and available for satisfaction of claims and distribution, in any, to Shareholders. Any permitted transfers of a Shareholder’s or the Advisor’s right to receive payments from the Escrow Fund, if any, shall be effected through book entry systems maintained by Buyer or its agents. The parties hereto agree that Shareholders and the Advisor are the owners of any cash in the Escrow Fund, and that all interest on or other taxable income, if any, earned from the investment of such cash pursuant to this Agreement shall be treated for tax purposes as earned by Shareholders and the Advisor and paid as additional purchase price into the Escrow Fund for the benefit of Shareholders and the Advisor.

(d) Claims for Indemnification.

(i) For the purposes hereof, “Officer’s Certificate” shall mean a written certificate signed by any duly authorized officer of Buyer: (A) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates in good faith that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or accrued, or the basis for such anticipated liability, and the misrepresentation, breach of warranty or covenant to which such item is related. Buyer shall deliver the Officer’s Certificate to the Shareholders’ Representative within a reasonable period of time (but in no event less than ten business days) upon becoming aware of a subject Loss and shall provide all reasonably related documents. In no event shall an Officers’ Certificate be delivered to the Shareholders’ Representative after the end of the Escrow Period. The Shareholders hereby waive the right to object to any claims against the Escrow Fund in respect of any specific Loss that the Shareholders’ Representative agrees to in writing (an “Agreed Upon Loss”). The Shareholders and Shareholders’ Representative on behalf of Advisor hereby authorize the Escrow Agent to deliver an amount of cash from the Escrow Fund equal to the amount of Losses claimed in any Officer’s Certificate in respect of any Agreed Upon Loss upon receipt of such Officer’s Certificate without regard to the 30 day period set forth below.

(ii) If the Shareholders’ Representative does not object in writing within the 30-day period after delivery by Buyer of the Officer’s Certificate in the manner set forth in this Agreement, such failure to so object shall constitute an irrevocable acknowledgment by the Shareholders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate that are actually incurred to the date of the Officer’s Certificate and specific dollar amounts for future Losses, but shall not constitute an irrevocable acknowledgement with respect to future unspecified Losses, which amounts shall be subject to approval by the Shareholders’ Representative.

(iii) At the time of delivery of any Officer’s Certificate to the Shareholders’ Representative, and for a period of thirty (30) days after such delivery, Escrow Agent shall provide no withdrawal of any Escrow Amount pursuant to this Agreement unless Buyer shall have received written authorization from the Shareholders’ Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make payment to Buyer pursuant to this Agreement; provided, however, that no such payment may be made if the Shareholders’ Representative objects in a written statement to the claim made in the Officer’s Certificate, and such statement shall have been delivered to Buyer prior to the expiration of such thirty (30)-day period. In the event of payments to Buyer for future Losses, the Buyer shall account for such Losses and reimburse the Escrow Fund if the Losses do not materialize.

(iv) If the Shareholders’ Representative objects in writing to any claim or claims made in any Officer’s Certificate to recover Losses from the Escrow Fund within thirty (30) days after delivery of such Officer’s Certificate, the Shareholders’ Representative and Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders’ Representative and Buyer should so agree, a memorandum setting forth any agreement reached by the parties with respect to such claim shall be prepared and signed by all parties. Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(v) If no such agreement can be reached after good faith negotiation and prior to sixty (60) days after delivery of an Officer’s Certificate, either Buyer or Shareholders’ Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and the Shareholders’ Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Buyer and the Shareholders’ Representative cannot mutually agree on one arbitrator, then the parties agree that the arbitration will be conducted by one arbitrator selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

(vi) Any such arbitration shall be held in New York City, New York, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. If the arbitrator determines that a claim made by the Indemnified Party is frivolous, without merit or made without reasonable justification, the arbitrator shall have the discretion to award the Shareholders their reasonable fees, expenses and costs, or a portion thereof, incurred in connection with the arbitration. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(vii) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction, subject to Section 11.9. The foregoing arbitration provision shall apply to any dispute between the Shareholders on the one hand, and any Indemnified Party, on the other hand, under this Article IX hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article IX.

ARTICLE X

TERMINATION, AMENDMENT AND WAIVER

10.1 Termination. Subject to Section 10.2 hereof, this Agreement may be terminated and the Stock Purchase abandoned at any time prior to the Closing:

(a) by mutual agreement of each of the Shareholders and Buyer;

(b) by Buyer or any of the Shareholders if the Closing Date shall not have occurred by July 1, 2007; provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Stock Purchase to occur on or before such date and such action or failure to act constitutes breach of this Agreement;

(c) by Buyer or the Shareholders if any Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint which is in effect and which has the effect of making the Stock Purchase illegal;

(d) by Buyer if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Stock Purchase by any Governmental Entity, which would constitute an Action of Divestiture;

(e) by Buyer if it is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of any of the Shareholders contained in this Agreement such that the conditions set forth in Section 8.2(a) hereof would not be satisfied and such breach has not been cured within fifteen (15) calendar days after written notice thereof to the Shareholders; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(f) by any of the Shareholders if none of the Shareholders is in material breach of their respective obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement such that the conditions set forth in Section 8.3(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Buyer; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

10.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Buyer or Shareholders, if applicable; provided, however, that each party hereto and each Person shall remain liable for any fraud or willful misconduct prior to its termination; and provided further, however, that the provisions of Sections 7.2 (Confidentiality), 7.3 (Public Disclosure) and 7.13 (Expenses) hereof, Article XI hereof and this Section 10.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article X.

10.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

10.4 Extension; Waiver. At any time prior to the Closing, Buyer, on the one hand, and the Shareholders, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE XI

GENERAL PROVISIONS

11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon delivery if delivered personally or upon delivery by commercial messenger or courier service, or five (5) business days after mailing if mailed by registered or certified mail (return receipt requested) or the first business day following receipt of confirmation of receipt of complete transmission via facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Buyer, to:

Synplicity, Inc.

600 W. California Ave.

Sunnyvale, California 94086

Attn:            Chief Executive Officer

Telephone:  (408) 215-6000

Facsimile:    (408) 222-0268

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Robert P. Latta, Esq.

Julia Reigel, Esq.

Telephone:  (650) 493-9300

Facsimile:   (650) 493-6811

and

Mannheimer Swartling Advokatbyrå AB

Norrmalmstorg 4

Box 1711

SE-111 87 Stockholm

Sweden

Attention:   Fredrik Andretsky

Telephone:  +46 8 505 765 00

Facsimile:   +46 8 505 765 01

(b)	If to the Shareholders, to the address listed for such Shareholder on Exhibit A.

with a copy to:

Montgomery & Hansen, LLP

525 Middlefield Road, Suite 250

Menlo Park, CA 94025

Attention:   Daniel R. Hansen, Esq.

Telephone:  (650) 331-7000

Facsimile:   (650) 331-7001

with a copy to:

Advokatfirman Delphi & Co.

Stadt Hamburgsgatan 9B

SE-211 38 Malmö

Sweden

Attention:   Per-Ivar Svensson.

Telephone:  46 40 660 79 20

Facsimile:   46 40 660 79 09

(c)	if to Shareholders’ Representative, to:

Lars-Eric Lundgren

Kalkstensvagen 3

SE-224 78 LUND

Sweden

Telephone:  46 46 16 29 00

Facsimile:   46 46 16 29 01

(d)	if to Founders’ Representative, to:

Lars-Eric Lundgren

Kalkstensvagen 3

SE-224 78 LUND

Sweden

Telephone:  46-46-16 29 00

Facsimile:   46-46-16 29 01

11.2 Shareholders’ Representative.

(a) At the Closing, Lars-Eric Lundgren shall be constituted and appointed as the Shareholders’ Representative. For purposes of this Agreement, the term “Shareholders’ Representative” shall mean the agent for and on behalf of the Shareholders and Advisor to: (i) give and receive notices and communications to or from Buyer (on behalf of itself of any other Indemnified Person) relating to this Agreement, the Escrow Agreement, the Stock Purchase or any other transactions contemplated hereby or thereby (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by such Shareholders or the Advisor individually); (ii) authorize deliveries to Buyer of cash from the Escrow Fund in satisfaction of claims for indemnification pursuant to Section 9.2 asserted by the Indemnified Party; (iii) object to such claims pursuant to Section 9.5(d); (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, such claims; (v) consent or agree to any amendment to this Agreement and (vi) take all actions necessary or appropriate in the judgment of the Shareholders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Shareholders’ Representative may be replaced from time to time by the holders of a majority in interest of the cash then on deposit in the Escrow Fund upon not less than ten (10) days’ prior written notice to the Escrow Agent and Buyer. No bond shall be required of the Shareholders’ Representative, and the Shareholders’ Representative shall receive no compensation for his services.

(b) The Shareholders’ Representative shall not be liable to any Shareholder or the Advisor for any act done or omitted hereunder as the Shareholders’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Shareholders shall severally indemnify the Shareholders’ Representative and hold him harmless from and against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Shareholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Shareholders’ Representative. If not paid directly to the Shareholders’ Representative by the Shareholders, such losses, liabilities or expenses may be recovered by the Shareholders’ Representative from cash, shares or other property in the Escrow Fund otherwise distributable to the Shareholders and the Advisor (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) following the 18 month anniversary of the Closing Date pursuant to the terms hereof and of the Escrow Agreement, at the time of distribution, and such recovery will be made from the Shareholders and the Advisor according to their respective pro rata shares of the Escrow Fund.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Shareholders’ Representative that is within the scope of the Shareholders’ Representative’s authority under Section 11.2(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Shareholders and the Advisor and shall be final, binding and conclusive upon each such Shareholder and the Advisor. The Escrow Agent and each Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Shareholder and the Advisor.

11.3 Founders’ Representative.

(a) At the Closing, Lars-Eric Lundgren shall be constituted and appointed as the Founders’ Representative. For purposes of this Agreement, the term “Founders’ Representative” shall mean the agent for and on behalf of the Founders and the Advisor to: (i) give and receive notices and communications to or from Buyer relating to Sections 2.5, 2.7 and 2.6 as expressly provided in this Agreement; (ii) approve the payment of Earn-Out Revenue Payments to the Founders in satisfaction of amounts due pursuant to Section 2.5; (iii) object to computation of the Earn-Out Revenue Payments pursuant to Section 2.5(b); (iv) consent or agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, Earn-Out Revenue Payments; (v) consent or agree to any amendment to this Agreement as it relates to the Earn-Out Amount and (vi) take all actions necessary or appropriate in the judgment of the Founders’ Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the Founders’ Representative may be replaced from time to time by the holders of a majority in interest of the cash then on deposit representing the Earn-Out Amount upon not less than ten (10) days’ prior written notice to the Buyer. No bond shall be required of the Founders’ Representative, and the Founders’ Representative shall receive no compensation for his services.

(b) The Founders’ Representative shall not be liable to any Founder or the Advisor for any act done or omitted hereunder as the Founders’ Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Founders and the Advisor shall severally indemnify the Founders’ Representative and hold him harmless from and against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Founders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the Founders’ Representative.

(c) Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Founders’ Representative that is within the scope of the Founders’ Representative’s authority under Section 11.3(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Founders and the Advisor and shall be final, binding and conclusive upon each such Founder and the Advisor. The Escrow Agent and Buyer shall be entitled to rely upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Founder and the Advisor.

11.4 Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

11.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

11.6 Entire Agreement; Assignment. This Agreement, the Exhibits hereto, the Company Disclosure Schedule, the Nondisclosure Agreement, and the documents and instruments and other agreements among the parties hereto referenced herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (ii) are not intended to confer upon any other person any rights or remedies hereunder; and (iii) shall not be assigned by operation of law or otherwise, except that Buyer may assign its rights and delegate its obligations hereunder to its affiliates as long as Buyer remains ultimately liable for all of Buyer’s obligations hereunder. The parties are making no representation or warranty, whether express or implied, except as set forth in this Agreement or any exhibit, schedule or certificate delivered pursuant to this Agreement.

11.7 Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.8 Other Remedies. Except as provided hereunder, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

11.9 Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Subject to Section 9.5(d) hereof, each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of New York, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Subject to Section 9.5(d) hereof, each party agrees not to commence any legal proceedings related hereto except in such courts.

11.10 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

11.11 Waiver of Potential Conflict. The Buyer and each Shareholder (i) each acknowledge that Montgomery & Hansen, LLP (“M&H”), represented solely the Company in matters relating to this Agreement, the Related Agreements and Stock Purchase, (ii) each acknowledge and agree that M&H may, after the Closing Date, represent the Shareholders (collectively or individually), the Founders (collectively or individually), the Shareholders’ Representative, and/or the Founder’s Representative in matters relating to this Agreement and the Related Agreements, and rights and obligations thereunder, including, without limitation, claims for the Earn-Out Amount under Article II and claims for indemnification under Article IX of this Agreement, notwithstanding that Buyer will own the Company after Closing and notwithstanding that the subject matter of the representation may be substantially related to the prior representation of the Company; and (iii) each agrees not to assert that a conflict of interest arises or seek to disqualify M&H from representation of the Shareholders (collectively or individually), the Founders (collectively or individually), the Shareholders’ Representative, and/or the Founder’s Representative after the Closing Date as a result of M&H’s representation of Company on or prior to the Closing Date.

[remainder of page left blank intentionally]

IN WITNESS WHEREOF, Buyer and the Shareholders have caused this Agreement to be signed, all as of the date first written above.

SYNPLICITY, INC.

By:	/s/ Gary Meyers
Name:	Gary Meyers
Title:	President and Chief Executive Officer

LARS-ERIC LUNDGREN

/s/ Lars-Eric Lundgren
Name:	Lars-Eric Lundgren

BO NILSSON

/s/ Bo Nilsson
Name:	Bo Nilsson

JONAS NILSSON

/s/ Jonas Nilsson
Name:	Jonas Nilsson

MALMOHUS INVEST AB

By:	/s/ Hakan Nelson
Name:	Hakan Nelson
Title:	President and Chief Executive Officer

SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT